                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                         GENERAL FELT INDUSTRIES, INC.,

                                  FOAMEX L.P.,

                                  BRETLIN, INC.

                                       AND

                              THE DIXIE GROUP, INC.











                           DATED AS OF AUGUST 29, 1997








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                                TABLE OF CONTENTS




                                   ARTICLE I.
                                   DEFINITIONS
1.1.     Definitions..........................................................1
1.2.     Plurals, Etc.........................................................7
1.3.     Headings.............................................................7

                                   ARTICLE II.
                           PURCHASE AND SALE OF ASSETS
2.1.    Purchase of Assets....................................................7
2.2.    Excluded Assets......................................................10
2.3.    Absence of Liens; Instruments of Conveyance and Transfer.............11

                                  ARTICLE III.
                            PURCHASE PRICE OF ASSETS
3.1.     Purchase Price......................................................11
3.2.     Inventory Valuation.................................................12
3.3.     Payment of Purchase Price...........................................13
3.4.     Allocation of Purchase Price........................................13

                                   ARTICLE IV.
                                     CLOSING

                                   ARTICLE V.
                                   LIABILITIES
5.1.     Assumed Liabilities.................................................14
5.2.     Waiver of Bulk Sales Compliance.....................................15

                                   ARTICLE VI.
                    SALES AND TRANSFER TAXES, PROPERTY TAXES,
                      RECORDING FEES, AND PROFESSIONAL FEES
6.1.     Sales and Transfer Taxes............................................15
6.2.     Recording or Filing Fees............................................15

                                  ARTICLE VII.
                  REPRESENTATIONS AND WARRANTIES OF GFI AND FLP
7.1.     Corporate Existence and Authority...................................15
7.2.     Financial Statements................................................16
7.3.     Liens and Good Title................................................16
7.4.     Authority...........................................................16
7.5.     Inventory Locations.................................................17
7.6.     Compliance with Laws................................................17
7.7.     Condition and Use of the Purchased Assets...........................17
7.8.     Absence of Change...................................................17
7.9.     Licenses and Permits................................................18
7.10.    Suppliers and Customers.............................................18



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7.11.    Contracts and Commitments...........................................19
7.12.    Change in Business..................................................20
7.13.    Business Records....................................................20
7.14.    Real Property/Leased Property.......................................20
7.15.    Litigation..........................................................21
7.16.    Labor Relations.....................................................21
7.17.    Benefit Plans.......................................................22
7.18.    Intentionally Omitted...............................................23
7.19.    Insurance...........................................................23
7.20.    Environmental, Health and Safety Status.............................23
7.21.    Intellectual Property...............................................24
7.22.    Product Warranty....................................................26
7.23.    Product Liability...................................................26
7.24.    No Broker or Finder.................................................26
7.25.    No Material Omission................................................26
7.26.    Disclaimer of Additional Representations and Warranties; Schedules..26

                                  ARTICLE VIII.
                         REPRESENTATIONS AND WARRANTIES
                               OF BUYER AND DIXIE

8.1.     Incorporation, Good Standing and Power..............................27
8.2.     Authority...........................................................27
8.3.     No Broker or Finder.................................................28
8.4.     No Material Omission................................................28

                                   ARTICLE IX.
                                  REAL PROPERTY

9.1.     Delivery of Preliminary Information.................................28
9.2.     Title Search........................................................28
9.3.     Real Estate Instruments.............................................29
9.4.     Damage, Destruction and Condemnation................................29
9.5.     Closing Costs For Real Property.....................................30
9.6.     Adjustments and Prorations..........................................30

                                   ARTICLE X.
                                COVENANTS OF GFI

10.1.    Conduct of Business Through the Closing Date........................30
10.2.    Completion of Transactions..........................................31
10.3.    Approvals, Consents.................................................31
10.4.    Access to Properties and Records....................................32
10.5.    Advise of Changes...................................................32
10.6.    No Shop ............................................................32
10.7.    Termination of Employees............................................33
10.8.    Transition Cooperation..............................................33
10.9.    Soil Remediation....................................................33
10.10.   Payment of Termination Fee..........................................33
10.11.   Delivery of Interim Financial Statements............................33

                                   ARTICLE XI.
                               COVENANTS OF BUYER

11.1.    Representations and Warranties......................................34
11.2.    Completion of Transactions..........................................34



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11.3.    Nondisclosure of Proprietary Information Prior to Closing...........34
11.4.    Use and Limited License of GFI's Name...............................34

                                  ARTICLE XII.
                    CONDITIONS TO BUYER'S OBLIGATION TO CLOSE

12.1.    Accuracy of Representations and Warranties..........................35
12.2.    Performance of Covenants............................................35
12.3.    No Damage to Purchased Assets.......................................35
12.4.    Licenses and Permits and Consents Necessary For Buyer to
         Conduct Business....................................................35
12.5.    Regulatory Approval.................................................35
12.6.    Noncompetition Agreement............................................35
12.7.    Delivery of Documents...............................................35
12.8.    Operating Performance...............................................36
12.9.    Customers...........................................................37
12.10.   Scheduled Events....................................................37

                                  ARTICLE XIII.
                CONDITIONS PRECEDENT TO GFI'S OBLIGATION TO CLOSE

13.1.    Payment of Purchase Price...........................................37
13.2.    Licenses and Permits Necessary For Buyer to Conduct Business........37
13.3.    Regulatory Approval.................................................37
13.4.    Delivery of Documents...............................................37
13.5.    Accuracy of Representations and Warranties..........................38
13.6.    Performance of Covenants............................................38

                                  ARTICLE XIV.
                                   TERMINATION

14.1.    Conditions of Termination...........................................38
14.2.    Effect of Termination...............................................39

                                   ARTICLE XV.
                                 INDEMNIFICATION

15.1.    Bulk Transfer Indemnity.............................................39
15.2.    Mutual Indemnification Obligation...................................39
15.3.    GFI's Indemnification Obligations...................................39
15.4.    Buyer's Indemnification Obligations.................................40
15.5.    [Intentionally Omitted].............................................40
15.6.    Limitation..........................................................40
15.7.    Buyer's Third Party Claims; Notice of Claims........................41
15.8.    GFI's Third Party Claims; Notice of Claims..........................42
15.9.    Certain Additional Provisions Relating to Indemnification...........43

                                  ARTICLE XVI.
                          OTHER POST-CLOSING COVENANTS
16.1.    GFI's Employees.....................................................43
16.2.    Employee Benefit Plans..............................................44
16.3.    Delivery of Mail, Etc...............................................45
16.4.    Access to Records...................................................45
16.5.    Motor Vehicles......................................................45
16.6.    Confidentiality.....................................................45
16.7.    Litigation Support..................................................46
16.8.    Accounts Receivable Application.....................................46



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16.9.    Removal of Purchased Assets.........................................47
16.10.   Customer Claims; Rebates............................................47
16.11.   AT&T Agreements.....................................................47
16.12.   Customer Letter.....................................................48

                             ARTICLE XVII.
                             MISCELLANEOUS

17.1.    Simultaneous Closing................................................48
17.2.    Survival of Representations and Warranties..........................48
17.3.    Arbitration.........................................................48
17.4.    Counterparts........................................................49
17.5.    Notices.............................................................49
17.6.    Press Releases and Public Announcements.............................50
17.7.    Entire Agreement, Modification......................................50
17.8.    Construction........................................................50
17.9.    Specific Performance................................................51
17.10.   Assignment..........................................................51
17.11.   Binding Effect and Benefit..........................................51
17.12.   Further Assurances..................................................51
17.13.   Partial Invalidation................................................51
17.14.   Waiver..............................................................52
17.15.   Exhibits and Schedules..............................................52
17.16.   No Third Party Beneficiaries........................................52
17.17.   Governing Law.......................................................52

                                 ARTICLE XVIII.
                                  FLP GUARANTY
18.1.    Guaranty............................................................52
18.2.    Nature of Guaranty..................................................52
18.3.    Limitation on Guaranty..............................................52

                                  ARTICLE XIX.
                                 DIXIE GUARANTY
19.1.    Guaranty............................................................53
19.2.    Nature of Guaranty..................................................53
19.3.    Limitation on Guaranty..............................................53





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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of August 29, 1997 is made by and among GENERAL FELT INDUSTRIES, INC., a Delaware corporation ("GFI"), FOAMEX L.P., a Delaware limited partnership ("FLP"), and BRETLIN, INC., a Georgia corporation, ("Buyer") and THE DIXIE GROUP, INC., a Tennessee corporation ("Dixie").

                              W I T N E S S E T H:

     WHEREAS, GFI is engaged in the business of manufacturing, distributing and selling needlepunch carpeting, tufted carpeting and artificial grass products at its facilities located in Dalton, Georgia (the "Business"); and

     WHEREAS, FLP is joining in the execution of this Agreement as guarantor of GFI's obligations hereunder, and Dixie is joining in the execution of this Agreement as guarantor of Buyer's obligations; and

     WHEREAS, in consideration for the payment of the Purchase Price (as defined herein) and the assumption of the Assumed Liabilities (as defined herein) by Buyer, GFI desires to sell, assign, transfer, convey and deliver to Buyer and Buyer desires to purchase all of GFI's right, title and interest in and to certain assets related to the Business to the extent and pursuant to the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS



          1.1. Definitions. The following capitalized terms used herein and in the agreements and other documents collateral hereto which incorporate the terms set forth below by reference shall have the meanings set forth opposite such term below:

          "Affiliate" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

          "Arbiter" shall have the meaning set forth in Section 3.2(d).

          "Assignment  and  Assumption   Agreement"   shall  mean  that  certain
Assignment and Assumption Agreement to be executed on the Closing Date, substantially in the form of Exhibit A.

          "Assumed Liabilities" shall have the meaning set forth in Section 5.1(b) hereof.




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          "Benefit Plan" shall have the meaning set forth in Section 7.17(a).

          "Bill of Sale" shall have the meaning set forth in Section 12.7(vi).

          "Business" shall have the meaning set forth in the prefatory language hereinabove.

          "Business Day" shall mean any day other than (1) a Saturday or Sunday or (2) a day on which the Federal Reserve Bank of Atlanta is not open.

          "Buyer Obligations" shall have the meaning set forth in Section 19.1.

          "Buyer's  Third  Party  Claims"  shall have the  meaning  set forth in
Section 15.7(a).

          "Closing"  shall mean the delivery of the Purchase  Price  pursuant to
Section 3.3  hereof;  the  assumption  of the  Assumed  Liabilities  pursuant to
Section 5.1(b) hereof; the sale, transfer, assignment and delivery of the Purchased Assets pursuant to Section 2.1 hereof and the delivery of the other instruments, certificates and legal opinions required hereunder.

          "Closing Date" shall have the meaning set forth in Article IV.

          "Closing Date  Inventory  Payment" shall have the meaning set forth in
Section 3.3.

          "COBRA" shall mean the provisions for the continuation of health care enacted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code (and any predecessor provisions) and Sections 601 through 608 of ERISA.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Contracts" shall have the meaning set forth in Section 2.1(l).

          "Cost of Remediation" shall have the meaning set forth in Section 15.6(c).

          "Customer Claims" shall have the meaning set forth in Section 16.10.

          "Customers" shall have the meaning set forth in Section 2.1(h).

          "Dalton Facility" shall mean the approximately 448,000 square foot building and approximately 24 acres of land owned by GFI and located at 1627 Abutment Road, Dalton, Georgia as more particularly shown in the Survey.

          "Deadline Date" shall have the meaning set forth in Section 14.1.

          "Disqualified Employees" shall have the meaning set forth in Section 16.1(b).

          "Dixie 401(k) Plan" shall have the meaning set forth in Section 16.2.

          "Employees" shall have the meaning set forth in Section 16.1(a).




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          "Environmental,   Health  and  Safety  Requirements"  shall  mean  all
federal, state, local and foreign statutes, regulations, ordinances, rules, orders, regulations and other provisions having the force or effect of law, all
judicial  and  administrative   orders  and   determinations,   all  contractual
obligations and all common law concerning public health and safety (including, but not limited to, the Occupational Safety and Health Act, as amended ("OSHA"), its implementing regulations and any similar state laws and regulations), worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production,
generation,    handling,    transportation,    treatment,   storage,   disposal,
distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic
chemicals,   petroleum   products  or  byproducts,   asbestos,   polychlorinated
biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

          "Environmental Losses" shall have the meaning set forth in Section 15.6(b).

          "Environmental Permits" shall mean permits, licenses, certificates and approvals required by the Environmental, Health and Safety Requirements for the operation of the Business.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Estimated  Inventory  Value"  shall  have the  meaning  set  forth in
Section 3.2(a).

          "Excluded Assets" shall have the meaning set forth in Section 2.2.

          "Facilities" shall mean the Dalton Facility and the Tufting Facility, collectively.

          "Financial Statements" shall mean (i) the selected historical financial information of GFI relating to the Business as of and for the year ended December 29, 1996 and attached hereto as Exhibit B and (ii) the monthly unaudited interim financial statements for each month during 1997 through the last full month ending more than fifteen (15) days prior to the date hereof as included in Exhibit B or delivered pursuant to Section 10.11.

          "Fixed Assets" shall have the meaning set forth in Section 2.1(g).

          "GAAP"  shall  mean  United  States  generally   accepted   accounting
principles as in effect from time to time.

          "GFI  Inventory  Calculation"  shall  have the  meaning  set  forth in
Section 3.2(b).

          "GFI Obligations" shall have the meaning set forth in Section 18.1.

          "GFI's Third Party Claims" shall have the meaning set forth in Section 15.8(a).

          "Gross Profit" shall mean the gross profit from operations of the Business for the indicated period determined in accordance with GAAP applied in a manner consistent with, and utilizing the




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same accounting principles, policies and practices applied in, the determination of gross profit in the Financial Statements. "Habitat" shall have the meaning set forth in Section 5.1(c).

          "Habitat APA" shall have the meaning set forth in Section 5.1(c).

          "Hazardous Materials" shall mean and include any hazardous or toxic substance or waste or any contaminant or pollutant including, but not limited to, "hazardous substances" as defined by the Comprehensive Environmental Response Compensation and Liability Act, as amended ("CERCLA"), a "hazardous waste" as defined by the Resource Conservation and Recovery Act ("RCRA"), as amended, polychlorinated biphenyl's, petroleum products or byproducts, solvents, chemicals, pesticides, waste oil, grease, lead based paint, asbestos, noise, radiation or any other material which is known to cause injury to the health of humans.

          "HSR Filing"  shall mean the filings  made  pursuant to the Hart Scott
Rodino  Antitrust   Improvements  Act  of  1976  relating  to  the  transactions contemplated hereby.

          "Improvements" shall have the meaning set forth in Section 2.1(a).

          "Initial  Title  Search"  shall have the  meaning set forth in Section
9.2.

          "Intellectual Property" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), and (g) all copies and tangible embodiments thereof (in whatever form or medium).

          "Inventory" shall mean product inventory of the Business, wherever located, comprised of (a) all first quality raw materials, work in process and finished inventories categorized and valued pursuant to GFI's standard costing method ("First Inventory") and (b) all other raw material, work in process and finishing inventory including excess, aged or off quality raw materials, work in process and finished inventories categorized and valued as set forth in Schedule 1.1(a) ("Other Inventory") wherever located.

          "Inventory Value" shall have the meaning set forth in Section 3.2(d).



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          "Knowledge"  shall mean actual  knowledge,  of the  persons  listed on
Schedule 1.1(b) who are the officers responsible for the subject matter of the representation and who have made inquiry of their relevant subordinates.

          "Land" shall have the meaning set forth in Section 2.1(a).

          "Leased Property" shall mean the parcels of land and all improvements, fixtures and attachments thereon under tenancy as set forth in the Leases.

          "Leases" shall have the meaning set forth in Section 2.1(b).

          "Losses" shall have the meaning set forth in Section 15.2.

          "Major Customers" shall have the meaning set forth in Section 7.10.

          "Major Suppliers" shall have the meaning set forth in Section 7.10.

          "Material Adverse Change" shall mean a material adverse change to the Purchased Assets taken as a whole, or to the financial condition or results of operations of the Business.

          "Material Adverse Effect" shall have the meaning set forth in Section 7.12.

          "Motor Vehicles" shall have the meaning set forth in Section 2.1(f).

          "Name" shall have the meaning set forth in Section 11.4(a).

          "Noncompetition Agreement" shall have the meaning set forth in Section 12.6.

          "Objection Notice" shall have the meaning set forth in Section 3.2(c).

          "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including, where relevant, with respect to quantity and frequency).

          "Permitted Encumbrances" shall have the meaning set forth in Section 2.3.

          "Permitted  Exceptions"  shall have the  meaning  set forth in Section
9.2.

          "Phase  I  Environmental  Audit"  shall  mean  that  certain  Phase  I
Environmental Site Assessment prepared by Consolidated Technologies, Inc. and dated June, 1997, a copy of which is attached hereto as Exhibit C.

          "Price  Adjustment  Increases"  shall  have the  meaning  set forth in
Section 16.10(c).

          "Price Adjustments" shall have the meaning set forth in Section 16.10(c).

          "Purchase Price" shall have the meaning set forth in Section 3.1.

          "Purchase Proposal" shall have the meaning set forth in Section 10.6.




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


          "Purchased Assets" shall have the meaning set forth in Section 2.1.

          "Real Estate Instruments" shall have the meaning set forth in Section 9.3.

          "Real Property" shall have the meaning set forth in Section 2.1(a).

          "Reasonably Necessary Costs of Remediation" shall have the meaning set forth in Section 15.6(c).

          "Recalls" shall have the meaning set forth in Section 7.23.

          "Receivables" shall mean (i) accounts receivable incurred in the Ordinary Course of Business, including, all rights to payment created by or arising from sales of goods, leases of goods, or the rendition of services prior to the Closing Date, (ii) all rights to any goods or merchandise represented by the foregoing after creation of the foregoing, including returned or repossessed goods, (iii) all reserves and credit balances with respect to any such account receivable or account debtors, (iv) all collection or deposit accounts, letters or credit, security or guarantees for any of the foregoing, (v) all proceeds of the foregoing, and (vi) all books and records relating to the foregoing.

          "Related Documents" shall have the meaning set forth in Section 7.1.

          "Security Interest" shall mean any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

          "Supplies" shall have the meaning set forth in Section 11.4(b).

          "Supply Agreement" shall have the meaning set forth in Section 10.10.

          "Survey" shall have the meaning set forth in Section 9.1(a).

          "Tax" or "Taxes" shall mean all income, gross receipt, gains, sales, use, payroll, employment, franchise, license, school, profits, property, ad valorem, excise, severance, occupation, premium, windfall projects, environmental, capital stock, unemployment, disability, alternative or add-on minimum or other taxes, estimated taxes, import duties, fees, stamp taxes and assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any additional charges, interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, or any charges, interest or penalties imposed by any taxing authority as the result of the failure to file any return whether disputed or not.

          "Tufting Facility" shall mean the approximately 63,000 square foot tufting facility leased by GFI and located at 441 Virgil Drive, Dalton, Georgia.

          "WARN Laws" shall have the meaning set forth in Section 16.1(b).



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          "Wire  Transfer  Instructions"  shall  have the  meaning  set forth in
Section 3.3.

          "YTD  Gross  Profit"  shall  have the  meaning  set  forth in  Section
12.8(b).

          "1997 Interim Statement" shall have the meaning set forth in Section 12.8(b).

          "1997  Monthly   Projections"   shall  mean  the  forecasted   monthly
projections for the 1997 calendar year, copies of which are attached hereto as Exhibit D.

          1.2.   Plurals,   Etc.  As  used  herein  or  in  any  document  which
incorporates the terms hereof:

               (a) the plural form of the noun shall include the singular and the singular shall include the plural, unless the context requires otherwise;

               (b) each of the masculine, neuter and feminine forms of any pronoun shall include all forms unless the context otherwise requires; and

               (c) words of inclusion shall not be construed as terms of limitation, so that references to included matters shall be regarded as non-exclusive, non-characterizing illustrations.

          1.3. Headings. The table of contents and article and section headings contained herein and in any document which incorporates the terms hereof are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement or such document.

                                   ARTICLE II.

                           PURCHASE AND SALE OF ASSETS


          2.1. Purchase of Assets. At the Closing and upon the terms and conditions contained herein, GFI shall sell, assign, convey and transfer to Buyer, and Buyer shall purchase and acquire from GFI, all of GFI's right, title and interest in and to all of the assets of GFI on the Closing Date that are located at the Facilities or used primarily in the Business, whether tangible, intangible, real, personal, mixed, booked or unbooked, other than the Excluded Assets (hereinafter collectively referred to as the "Purchased Assets"). The Purchased Assets include, without limitation, all of GFI's right, title and interest in the following property used primarily in the Business wherever located:

               (a) all of GFI's right, title and interest in the parcels of land described in Schedule 2.1(a) (including land lying in the bed or right of way of any street, road, avenue or railroad right of way opened, closed or proposed, public or private, in front of or adjoining the land; any strips or gores in front of or leased to the land; any waterways, courses, streams or ditches in front of or adjoining the land; and any reversionary rights


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


          which GFI may have in any easement or license granted with respect to the foregoing) (the "Land"), together with all of GFI's right, title and interest in (i) improvements, fixtures, equipment (including without limitation all plumbing, electrical, heating and air conditioning systems), fittings and each and every type of other physical improvement located at, on, under or affixed to the Land to the full extent such items constitute, or are or may be construed as, realty or fixtures under the laws of the jurisdiction in which the land is located (the "Improvements"); (ii) all oil, gas, water, and mineral rights; (iii) all easements, rights of way and any and all other rights appurtenant thereto; (iv) all transferable licenses, permits, appurtenances, drawings, plans, specifications, development rights, certificates of occupancy, records and all other items used in the ownership and/or operation of the Real Property (as hereinafter defined). The Land and Improvements, and such other rights, easements, rights of way and other items as described above are hereinafter collectively referred to as the "Real Property";

               (b) all of GFI's right, title and interest in and to the real property leaseholds and subleaseholds evidenced by the leases set forth in Schedule 2.1(b) (the "Leases");

               (c) all prepaid expenses other than those relating to the Excluded Assets or liabilities other than the Assumed Liabilities;

               (d) Inventory;

               (e) all supplies, product supplies, product samples, repair parts and miscellaneous items used primarily in connection with the Facilities or other Purchased Assets, including but not limited to all repair, instruction, safety and maintenance manuals which are necessary or convenient to the operation and utilization of the Purchased Assets;

               (f) all of GFI's  owned motor  vehicles  and  trailers  listed on
          Schedule 2.1(f) attached hereto (the "Motor Vehicles");

               (g) all of GFI's tangible assets located on the Real Property or the Leased Property whether or not reflected in the Financial Statements (excluding tangible assets that are Excluded Assets), including all machinery and equipment, furniture and furnishings and other assets set forth in the list attached hereto as Schedule 2.1(g) (all such assets are hereinafter collectively referred to as the "Fixed Assets");

               (h) all of the Business' customer lists, (the "Customers") and all records (including pricing and available rebate records) relating thereto (including, without limitation, credit files except to the extent constituting confidential client information); provided, however, that GFI shall be entitled to make and retain copies of such records to the extent related to Excluded Assets or other businesses of GFI or its Affiliates;

               (i) all of GFI's owned or licensed Intellectual Property and other intangible assets used primarily in the Business, including but not limited to (i) the rights under computer software license agreements permitted to be assigned (with or without consent) under the terms of such agreements, (ii) all agreements not to compete with the Business which are transferable by the terms thereof, (iii) all nondisclosure agreements with GFI which are transferable by the terms thereof and which relate primarily to the Business, and (iv) to the extent transferable, all third party product warranties that relate to the Purchased Assets; excluding, however, any and all of GFI's employment agreements and agreements pertaining to GFI's employee welfare benefit plans, stock option plans or bonus plans or any other similar employee benefit, bonus or compensation plans or similar items;

               (j) whether or not reflected on GFI's books and records and except for those items constituting Excluded Assets, (i) all of GFI's rights in trademarks, tradenames, copyrights, or service marks currently used primarily in connection with the Business, and listed on Schedule 2.1(j), and the goodwill of the Business in connection therewith, (ii) the going concern value of the Business and (iii) all of the GFI's rights in the patents, patent registrations and applications, inventions, trade secrets, secret processes, formulae, know-how and other proprietary data and information, and Intellectual Property relating solely to the Business, licenses and sublicenses obtained with respect thereto and rights thereunder, remedies against infringement thereof and rights to protection of interests therein under the laws of all jurisdictions.

               (k) all of GFI's financial, business and other records, regardless of location, relating primarily to the Business or the Purchased Assets that Buyer considers useful (or copies of those portions of other records to the extent related to the Business containing useful information), including, but not limited to, all personnel files and records with respect to the Employees (as hereinafter defined) employed by Buyer, supplier lists and files, sales listings, advertising and promotional materials, files and records, inventory records and reports to any governmental or regulatory agency; provided, however, that GFI may retain a copy (or, if required by law, may retain the original and provide a copy to Buyer) of such documents as needed for legal or business purposes and except to the extent related to the Excluded Assets, liabilities other than Assumed Liabilities or other businesses of GFI or its Affiliates;

               (l) all of GFI's rights under (i) the contracts, personal property leases, licenses and other agreements listed on Schedule 2.1(l), (ii) purchase orders of GFI relating to the Business for raw materials and necessary replacement parts (subject to Buyer's consent for replacement parts in excess of $10,000) in the Ordinary Course of Business having terms not extending beyond ninety (90) days following the Closing Date, (iii) purchase orders of others relating to the purchase of goods from the Business in the Ordinary Course of Business having terms not extending beyond ninety (90) days following the Closing Date and (iv) all additional contracts relating primarily to the Business which both (x) are not listed on the Schedules to the Agreement, and (y) do not in the aggregate provide for annual payments in excess of $75,000 (collectively, the "Contracts");

               (m) all of GFI's other claims, reports, prepayments, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment (excluding any such item relating to the payment of Taxes) to the extent they relate to the Business and any other assets includable in Other Current Assets (except to the extent related to Excluded Assets) as such item is determined in a manner consistent with the Financial Statements.

               (n) all of GFI's unemployment tax ratings relating to the Business to the extent assignment thereof to Buyer is required or permitted by applicable law;

               (o) all of GFI's federal,  state and local licenses  required for the conduct of the Business (including, but not limited to, environmental discharge permits) to the extent assignment or transfer thereof to Buyer is permitted by applicable law;

               (p) all of GFI's rights to all of the Business' telephone numbers, facsimile numbers and post office boxes except for those set forth on Schedule 2.1(p) attached hereto; and

               (q) all other assets of GFI other than the Excluded Assets, used primarily in the Business and whether or not reflected on GFI's books and records.

          2.2. Excluded Assets. Notwithstanding anything contained herein to the contrary, the parties acknowledge and agree that the Purchased Assets expressly exclude the following (collectively, the "Excluded Assets"):

               (a) cash and cash equivalents;

               (b) Receivables;

               (c) Benefit Plans, including any accounts, trusts or other assets held in connection therewith;

               (d) any rights of GFI or any of its Affiliates to any Tax refund with respect to periods prior to the Closing Date;

               (e) any property, casualty, workers' compensation or other insurance policy or related insurance services contract relating to the Purchased Assets, the Business, GFI or any of its Affiliates and any rights of GFI or any of its Affiliates under such insurance policy or contract, other than rights under such insurance policies or contracts with respect to any Assumed Liability or any casualty affecting any of the Purchased Assets;

               (f)  any  rights  of  GFI  under  this  Agreement,   the  Related
          Documents, or under any other agreement between GFI and Buyer;

               (g) any books, records and information related primarily to any of the Excluded Assets, liabilities other than the Assumed Liabilities or other businesses of GFI or its Affiliates; provided, however, that Buyer shall be entitled to make copies thereof to the extent related to the Purchased Assets or Assumed Liabilities;

               (h) any and all assets, properties, rights, contracts, operations and businesses of GFI relating primarily to assets other than the Purchased Assets or businesses other than the Business;

               (i) any assets of GFI that would constitute a Purchased Asset if owned by GFI on the Closing Date that is conveyed or otherwise disposed of during the period from the date hereof until the Closing Date in the Ordinary Course of Business, not in violation of the terms of this Agreement and, as to all such assets other than inventory or assets to be disposed of pursuant to the express terms of contracts set forth on Schedule 7.11, consented to in writing by Buyer;

               (j) all centralized management information systems and accounting systems;

               (k) the name and mark "Foamex", "General Felt", "GFI" and all variations thereof;

               (l) to the extent any of the following primarily relate to any Excluded Assets, liabilities (other than Assumed Liabilities) or other businesses of GFI or its Affiliates: claims, deposits, prepayments, prepaid assets, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment of GFI as of the Closing Date; and

               (m) those certain assets listed on Schedule 2.2 hereto.

          All Excluded Assets shall be removed from the Real Property by GFI as soon as practicable, but in no event later than thirty (30) days following the Closing Date.

          2.3. Absence of Liens; Instruments of Conveyance and Transfer All of the Purchased Assets will be conveyed to Buyer on the Closing Date free and clear of all liens, encumbrances, Security Interests, and charges except the following ("Permitted Encumbrances"): (i) liens for taxes and assessments not yet due and payable or for taxes that the taxpayer is contesting in good faith and diligently pursuing through appropriate proceedings; (ii) unfiled materialmen's, mechanics and similar liens incurred in connection with the ordinary course of operating, repairing and maintaining the Purchased Assets;
(iii) for such state of facts that are shown by the Survey; (iv) other defects, unviolated restrictive covenants and encumbrances, which do not materially affect the present use or fair market value of the Real Property; (v) applicable zoning and building laws or ordinances provided they do not prohibit the use of each parcel of the Real Property and Improvements thereon for their existing use in the Business; (vi) statutory liens of landlords and suppliers; (vii) Permitted Exceptions; and (vii) UCC filings with respect to true leases.

                                  ARTICLE III.

                            PURCHASE PRICE OF ASSETS

          3.1. Purchase Price. The purchase price for the Purchased Assets, shall be (i) Thirty Three Million Six Hundred and Nine Thousand Dollars ($33,609,000) plus (ii) the value of the

Inventory (not to exceed $10,750,000 in the aggregate) as determined pursuant to this Agreement (the "Purchase Price"). For purposes of this Agreement, Inventory shall be valued in accordance with GFI's historical standard costing method subject to the pricing schedule set forth on Schedule 1.1(a). Notwithstanding anything to the contrary required by GAAP applied on a basis consistent with that used in, and in accordance with the same accounting principles, policies, and practices applied in the preparation of the Financial Statements, all products existing on the Closing Date which have not yet been shipped to customers, whether or not subject to order, shall be deemed to be Inventory and shall be included in the Inventory Value. The parties shall, immediately prior to the Closing Date, take a joint physical inventory of the Inventory for determining the value of the Inventory. Items found during the physical inventory but not listed on computer records shall be subject to the review noted in Schedule 1.1(a).

          3.2. Inventory Valuation.

               (a) Not less than two (2) Business Days prior to the Closing Date, GFI shall deliver to Buyer its reasonable, good faith estimate of the Inventory Value, based on GFI's historical standard costing method subject to the pricing schedule set forth in Schedule 1.1(a) (the "Estimated Inventory Value").

               (b) As soon as practicable following the Closing Date, GFI shall deliver to Buyer its calculation of the Inventory Value as of the Closing Date, based on the joint physical inventory described in
          Section 3.1 (the "GFI Inventory Calculation"). In connection with the preparation of the GFI Inventory Calculation, Buyer shall grant GFI's accountants and other representatives reasonable access to all of the books and records of the Business.

               (c) Within thirty (30) days after receipt of the GFI Inventory Calculation, Buyer may, by written notice to GFI, object to the GFI Inventory Calculation. If Buyer objects in good faith to the GFI Inventory Calculation, Buyer shall within such thirty (30) day period deliver written notice of its objection (the "Objection Notice") to
          GFI:  (i)  objecting in good faith to the GFI  Inventory  Calculation,
          (ii) setting forth the items being disputed and the reasons therefor, and (iii) specifying Buyer's calculation of the Inventory Value.

               (d) For thirty (30) days after delivery of the Objection Notice, GFI and Buyer shall attempt to resolve all disputes between them regarding the Inventory Value. If GFI and Buyer cannot resolve all such disputes within such thirty (30) day period, the matters in dispute shall be determined by a nationally recognized independent public accounting firm mutually satisfactory to GFI and Buyer (the "Arbiter"). Promptly, but not later than thirty (30) days after the acceptance of its appointment, the Arbiter shall determine (based solely on presentations by Buyer and GFI to the Arbiter and not by independent review) only those items in dispute and shall render a report as to its resolution of such items and the resulting calculation of the Inventory Value. For purposes of calculating the Inventory Value, the amounts to be included shall be the appropriate amounts from the GFI Inventory Calculation as to items that are not in dispute, and the amounts determined by the Arbiter, as to items that are submitted for resolution by the Arbiter. In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party in the GFI Inventory Calculation or Objection Notice or less than the lowest value for such item claimed by either party in the GFI Inventory Calculation or Objection Notice. GFI and Buyer shall cooperate with the Arbiter in making its determination and such determination shall be conclusive and binding upon GFI and Buyer. GFI and Buyer shall each bear one-half of the fees and expenses of the Arbiter. The value of the Inventory as finally determined pursuant to this Section 3.2 shall be deemed to be the "Inventory Value".

          3.3. Payment of Purchase Price. Of the Purchase Price, (i) Thirty-three Million Six Hundred and Nine Thousand Dollars ($33,609,000) shall be paid by Buyer to GFI in immediately available funds at Closing pursuant to the wire transfer instructions delivered by GFI to Buyer not less than one (1) Business Day prior to the Closing Date ("Wire Transfer Instructions") and (ii) an amount equal to the Estimated Inventory Value shall be paid by Buyer to GFI in immediately available funds at Closing pursuant to the Wire Transfer Instructions ("Closing Date Inventory Payment"). Within ten (10) Business Days following final determination of the Inventory Value pursuant to Section 3.2,
(a) if the Closing Date Inventory Payment is less than the Inventory Value, Buyer shall pay to GFI the amount of such deficiency or (b) if the Closing Date Inventory Payment exceeds the Inventory Value, GFI shall pay to Buyer the amount of such excess.

          3.4. Allocation of Purchase Price. An allocation of the Purchase Price shall be proposed by Buyer and shall be delivered to GFI within six months following the Closing Date. GFI and Buyer agree that the Purchase Price shall be allocated among the Assets as agreed upon between GFI and Buyer within 30 days following delivery by Buyer. GFI and Buyer agree to use such allocation for all federal, state and local income tax purposes, including without limitation on Internal Revenue Service Form 8594 (Asset Acquisition Statement under Internal Revenue Code Section 1060) which form each of GFI and Dixie is required to file in connection with the transactions contemplated hereby and which form each of GFI and Buyer hereby covenants and agrees to timely and properly file with its federal income tax return.

                                   ARTICLE IV.

                                     CLOSING

The Closing shall take place at the offices of Witt, Gaither & Whitaker, P.C., 1100 SunTrust Bank Building, Chattanooga, Tennessee at 9:00 A.M. Eastern Time on the first Monday at least five (5) Business Days after all of the conditions precedent set forth in Articles XII and XIII have been satisfied or waived or on such other date or at such other time or place as the parties hereto shall agree in writing (the date and time of the Closing being referred to herein as the "Closing Date"). At the Closing, (a) GFI shall convey the Purchased Assets to Buyer by delivery of warranty deeds, bills of sale and instruments of transfer and assignment, as shall be reasonably necessary and effective to vest in Buyer good and legal title in and to any property sold, transferred, conveyed or delivered under this Agreement subject to the Permitted Encumbrances and shall deliver all certificates, opinions of counsel and other instruments and documents required to be delivered pursuant to the terms of this Agreement all in form and substance reasonably satisfactory to GFI and GFI's counsel, and (b) Buyer shall deliver to GFI the Purchase Price, the Accounts Receivable Agreement, the instruments of assumption pertaining to GFI's liabilities and obligations to be assumed hereunder and all certificates, opinions of counsel and other instruments and documents contemplated hereby, required to be delivered pursuant to the terms of this Agreement.

                                   ARTICLE V.

                                   LIABILITIES

          5.1. Assumed Liabilities.

               (a) Buyer expressly assumes no liabilities or obligations of GFI whatsoever, whether known or unknown, contingent or otherwise except for the Assumed Liabilities.

               (b) On the terms and subject to the conditions set forth in this Agreement, at the Closing Buyer shall assume and become responsible for the following liabilities and obligations of Seller relating to or arising from the Purchased Assets and/or the Business (the "Assumed Liabilities"):

                   (i) Obligations of GFI under the Contracts  accruing from and after the Closing Date;

                   (ii) as  provided in this  Agreement  or the  Assignment  and
               Assumption Agreement;

                   (iii) obligations arising with respect to the performance after the Closing Date of the Contracts and the Leases, excluding any liability or obligation resulting from any breach thereof by GFI on or prior to the Closing Date;

                   (iv)  arising in  connection  with the  matters  set forth on
               Schedule 5.1;

                   (v) subject to GFI's indemnity obligations in Article XV hereof, all liability or obligation of GFI arising under any Environmental, Health and Safety Requirements relating to the Business; and

                   (vi) liabilities arising after the Closing Date as a result of the operation of the Business by Buyer or the sale of goods on or after the Closing Date.

               (c) Without limiting the foregoing, Buyer specifically does not assume any liability of GFI (except for the Assumed Liabilities) with respect to (i) obligations for any Taxes (other than prorated amounts described in Section 9.6); (ii) obligations to GFI employees including obligations for pension, profit-sharing or other employee benefit programs or termination or unemployment benefits, whether funded or unfunded; (iii) obligations made by GFI for rebates, advertising expenses, markdown money or marketing support to any customer for sales made prior to the Closing Date; (iv) any ongoing worker's compensation liability, claims or other related expense in connection with occurrences regarding Employees or former Employees prior to the Closing Date; (v) all accounts payable of the Business as of the Closing Date; (vi) any successor liability which may hereinafter be imposed upon Buyer relating to the operation of the Business prior to the Closing Date, and which are not Assumed Liabilities or (vii) any liability of GFI to Habitat International, Inc. ("Habitat") under Section 2.4 of that certain Asset Purchase Agreement between Habitat and GFI dated as of October 31, 1996 (the "Habitat APA").

               (d) GFI and Buyer will pay their own expenses, including legal and accounting expenses in connection herewith; provided however that the cost of the Phase I Environmental Audit (not to exceed $3,000) shall be shared equally by GFI and Buyer.

          5.2. Waiver of Bulk Sales Compliance. In consideration of the indemnification provided in Article XV, Buyer waives compliance with the Bulk Sales Act of the State of Georgia and any other state, if and to the extent such acts are applicable. Nothing contained in this Section, however, shall be construed to be a determination by any of the parties hereto that any of such acts are applicable to the transactions contemplated by this Agreement.

                                   ARTICLE VI.

                    SALES AND TRANSFER TAXES, PROPERTY TAXES,
                      RECORDING FEES, AND PROFESSIONAL FEES

          6.1. Sales and Transfer Taxes. GFI shall be responsible for payment to the appropriate state or local governmental authorities of all transfer taxes, whether for personal property or real property, with respect to the sale contemplated herein. Buyer shall be responsible for all sales and use taxes with respect to the sale contemplated herein.

          6.2. Recording or Filing Fees The party receiving a conveyance by deed, lease, assignment or otherwise shall pay any applicable recording or filing fees thereon or any other document that is recorded in addition thereto.

                                  ARTICLE VII.

                  REPRESENTATIONS AND WARRANTIES OF GFI AND FLP

          As a material inducement to Buyer entering into this Agreement and consummating the transactions contemplated hereby, GFI and FLP hereby make the following representations and warranties to Buyer:

          7.1. Corporate Existence and Authority. GFI is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and is in good standing as a foreign corporation in each jurisdiction in which such qualification or authorization is necessary for the conduct of the Business and in which the failure to qualify would have a Material Adverse Effect. FLP is a limited partnership, duly organized and in good standing under the laws of the State of Delaware. GFI has full power and authority to own its properties and conduct the Business as now being conducted. GFI has full corporate power and authority to execute this Agreement and consummate the transactions contemplated hereby, and GFI's board of directors has properly approved the transactions contemplated by this Agreement. FLP has full partnership power and authority to execute and deliver this Agreement and the execution and delivery by FLP and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary partnership action on the part of FLP. Upon execution and delivery, this Agreement, and the Assignment and Assumption Agreement, the Real Estate Instruments, the Noncompetition Agreement and all other instruments or documents delivered in connection herewith or therewith (collectively, the "Related Documents") shall be valid and legally binding documents, enforceable against GFI or FLP, as the case may be, in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought forth.

          7.2. Financial Statements. Prior to the date hereof, GFI has delivered to Buyer those Financial Statements attached hereto as Exhibit B, all of which, together with notes thereto, if any, reflect the books and records of the Business and have, except as noted therein, been prepared in accordance with GAAP consistently applied in each of the periods indicated and, to GFI's Knowledge, respectively present fairly the financial condition of the Business as of the respective dates and the results of operations for the respective periods of the statements and include all adjustments, consisting solely of normal recurring accruals, necessary for a fair presentation of the Business's financial position as of the dates thereof and results of operations for the periods covered; provided, however, that the unaudited monthly interim financial statements contained therein are subject to normal year-end adjustments and lack footnotes and other presentation items.

          7.3. Liens and Good Title. GFI owns, of record, legal title and beneficial and equitable interest in and to all of the Purchased Assets, free and clear of any and all mortgages, deeds of trust, liens, Security Interests, pledges, equities, encumbrances, easements, leases, agreements, covenants, charges, defects in title, restrictions, options, joint ownership or adverse claims or rights whatsoever except for (i) Permitted Encumbrances and (ii) in the case of the representation and warranty made as of the date of this Agreement, those additional matters set forth on Schedule 7.3.

          7.4. Authority. Except as otherwise set forth in Schedule 7.4, neither the execution and delivery of this Agreement and the Related Documents, nor the consummation by GFI or FLP of the transactions contemplated hereby and thereby and the fulfillment and compliance with the terms and provisions hereof and thereof by GFI and FLP, will violate, conflict with or constitute a breach of or default under any of the terms, conditions or provisions of or require any consent pursuant to any law or regulation (other than the expiration of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended) presently applicable to GFI or

FLP, their respective articles of incorporation, bylaws or limited partnership agreement (as applicable), or any order of any court, regulatory body or tribunal or any material loan, note, bond, mortgage, lease, indenture, license, agreement, or other instrument or obligation to which either GFI or FLP is a party or by which any of the Purchased Assets are bound.

          7.5. Inventory Locations. Schedule 7.5(a) contains a list of all facilities outside of Dalton, Georgia at which Inventory is located. Schedule 7.5(b) contains a list of all consigned stock locations at which consigned Inventory is located as of the Closing Date.

          7.6. Compliance with Laws. Except as set forth on Schedule 7.6, neither GFI nor the Business is in violation of any applicable federal, state or local law, statute, ordinance, order, rule or regulation which would reasonably be expected to have a Material Adverse Effect on the ownership of the Purchased Assets or the operation or conduct of the Business.

          7.7. Condition and Use of the Purchased Assets. Except as set forth on
Schedule 7.7, all of the tangible Purchased Assets are generally in good working order and condition, normal wear and tear excepted, and are fit and suitable for the purpose for which such Purchased Assets are being used. The use of the Purchased Assets conforms in all material respects to all applicable building, zoning, platting, subdivision, land use and fire and other laws, ordinances, rules or regulations, except for such nonconformity which would not reasonably be expected to result in a Material Adverse Effect, and no notice of any such non-conformity with respect thereto has been received by GFI since January 1, 1996. Along with the Excluded Assets, the contracts and leases not assumed by Buyer, the customer and distributor discount, incentive and rebate programs not assumed by Buyer, centralized headquarters functions (including treasury, finance, receivables and payables processing and management information systems) and the Leased Property, the Purchased Assets are all of the assets reasonably necessary to operate the Business as it has been conducted by GFI prior to the Closing Date.

          7.8. Absence of Change. Except as otherwise set forth on Schedule 7.8, since January 1, 1997 and except as otherwise contemplated by the terms of this Agreement or consented to by Buyer:

               (a) GFI has operated the Business in the Ordinary Course of Business.

               (b) GFI has not sold, contracted to sell, conveyed, transferred, assigned, distributed or otherwise disposed of any of the Purchased Assets, or any rights thereto, except for the sale of Inventory in the Ordinary Course of Business and pursuant to the express terms of contracts set forth on Schedule 7.11.

               (c) GFI has not mortgaged, pledged, or granted any Security Interests in, and has not encumbered or otherwise caused a lien to be placed against, any of the Purchased Assets except for Permitted Encumbrances.

               (d) The Business has not incurred any loss, damage, liability or destruction of property which would reasonably be expected to result in a Material Adverse Effect on the Business.

               (e) GFI has not (i) granted a general wage increase, (ii) except in accordance with its normal historical practice, granted an increase in any salary, bonus, fringe benefits, incentive or other compensation payable, or to become payable, to any employee or agent of the Business, or (iii) made any commitment to adopt any bonus incentive compensation, deferred compensation, profit sharing, pension, or other employee benefit plan.

               (f) GFI has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business.

               (g) GFI has not canceled, compromised, waived, or released any material right or claim (or series of related rights and claims) relating to the Business.

               (h) GFI has not granted any license or sublicense of any rights under or with respect to any Intellectual Property.

               (i) GFI has not committed to perform any of the foregoing.

          7.9. Licenses and Permits. To GFI's Knowledge, GFI and the Business possess all approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits, including Environmental Permits, from all governmental and quasi-governmental agencies and authorities which are required to permit the operation of the Business as presently conducted except for those approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits the failure to possess in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          7.10. Suppliers and Customers. Schedule 7.10 lists the fifty (50) largest Customers and the twenty largest suppliers (measured by dollar volume) of the Business during the last fiscal year ("Major Customers" and "Major Suppliers" respectively) and the amount of business done with each Major Customer and Major Supplier in such year. As of the date of this Agreement, except as set forth on Schedule 7.10 and, with respect to the 21st through 50th Major Customers as set forth in a letter to be delivered within five (5) Business Days following the date of this Agreement, (i) GFI is not engaged in a material dispute with any Major Customer or Major Supplier, (ii) there has been no Material Adverse Change in the business relationship of GFI with any Major Customer or Major Supplier with respect to the Business since January 1, 1997, and (iii) no Major Customer or Major Supplier has threatened any material modification or change in the Business relationship with the Business. Within five (5) Business Days after the date of this Agreement GFI will deliver to Buyer a complete list of all blanket purchase orders from Customers in effect. Except as set forth on Schedule 7.11 hereto, GFI has no material volume incentive programs, rebate programs, advertising or marketing agreements or consignment or special return arrangements with any Customer.

          7.11. Contracts and Commitments. Schedule 7.11 contains a complete and accurate list of all contracts, agreements or commitments or understandings, whether oral or written, to which the Business or the Purchased Assets are subject and which are material to the conduct and operations of the Business, including but not limited to any:

               (a) contract or commitment relating to the Business outside the scope of the Ordinary Course of Business;

               (b) bonus, incentive compensation, retirement agreement, deferred compensation agreement, vacation plan, sick leave plan, group insurance plan, or other employee benefit or welfare plan of any nature whatsoever which could reasonably be expected to impose a transferee liability on Buyer;

               (c) agreement  with any labor union,  group of employees or other
          employee  representatives,   or  employment  contract,  agreement,  or
          commitment to or with any individual employees or agents;

               (d) agreements for the purchase of goods, materials, supplies, machinery, or capital assets in excess of $50,000, except for purchase orders for raw materials in the Ordinary Course of Business issued subsequent to the date of this Agreement;

               (e) agreement with any sales agent or representative except any such agreement that is terminable at will, or by giving notice of thirty (30) days or less;

               (f) franchise agreement;

               (g) agreement with any manufacturer or supplier with respect to discounts, allowances or extended payment terms, or warranty agreement with any Customer outside the Ordinary Course of Business;

               (h) agreement guaranteeing, indemnifying, or otherwise causing the Purchased Assets to be subject to or liable for the obligations or liabilities of another;

               (i) agreement giving any party the right to negotiate or require a reduction in prices or the repayment of any amount previously paid;

               (j) partnership or joint venture agreement;

               (k) contract or commitment requiring payment based in any manner upon revenues, expenses, or net or gross income of the Business;

               (l) license or royalty agreement;

               (m) indenture, mortgage, note or credit agreement or other contract or obligation pertaining to the borrowing of money by GFI which relates to the Business;

               (n) leases of property, personal or real, whether as lessor or lessee involving annual payments in excess of $10,000;

          Each of the Contracts is valid, in full force and effect, and enforceable against GFI and to GFI's Knowledge the other parties thereto in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy insolvency, reorganization, moratorium or other similar laws or hereafter in effect relating to creditor's rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought forth. GFI is not in default nor has GFI received any notice of default under any of the Contracts. Except as noted on
Schedule 7.11 , all Contracts are assignable to Buyer without the consent of the other party thereto.

          7.12. Change in Business. For purposes of this Agreement, a "Material Adverse Effect" shall mean a material adverse effect on the Purchased Assets taken as a whole or to the financial condition or results of operations of the Business. GFI has no Knowledge of any significant changes in the Business since January 1, 1997, including but not limited to, changes with respect to its products, Customers, employees, equipment needs or suppliers, which would or could reasonably be expected to have a Material Adverse Effect and other than those resulting from general economic conditions, conditions affecting the carpeting industry generally or from matters listed on Schedule 7.8.

          7.13. Business Records. All of the financial records of the Business have been maintained in accordance with good and sound accounting and business practices in the Ordinary Course of Business.

          7.14. Real Property/Leased Property.

               (a) General. Except for the Real Property, the Leased Property and the property listed on Schedule 7.14(a), there is no real property owned or continuously occupied by GFI and used in or connected with the Business.

               (b) Alterations, Repairs or Improvements. No material alteration, repair, improvement or other work has been performed in respect of the Improvements within the last 120 days that is not being paid for in the Ordinary Course of Business or with Excluded Assets.

               (c) No Notice of  Violations.  Except as  otherwise  indicated in
          Schedule 7.14(c), GFI has not received any notice of violations of any federal, state or local laws, ordinances, rules, regulations or orders relating to Real Property or Leased Property, except for such notices of violations which would not reasonably be expected to result in a Material Adverse Effect.

               (d) Utility Connections. To GFI's Knowledge, all public utility connections located on the Real Property and Leased Property have been completed, installed, activated, paid for. GFI has available to it on the Real Property and Leased Property sufficient power, natural gas connections and water supplies and adequate sewage and waste disposal systems for the operation of the Business as presently conducted and, to GFI's Knowledge, such utilities are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Real Property and the Leased Property.

               (e) Taxes and Utilities. GFI has no Knowledge of, nor has GFI received, any notice or information of any condition which would reasonably be expected to result in an increase in the assessments covering the Real Property or Leased Property or utility rates affecting the Real Property, Leased Property or the Business.

               (f) Right of Use. Except for the Leases, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of Real Property or Leased Property and there are no outstanding options or rights of first refusal to purchase any parcel or portion thereof of the Real Property, or any portion thereof or interest therein;

               (g)  Leases/Leaseholds.  With  respect  to each  Lease  listed in
          Schedule 2.1(b) hereof:

                   (i) GFI is not and, to GFI's Knowledge, no other party to the lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                   (ii) GFI has not and,  to GFI's  Knowledge  no other party to the lease has repudiated any provision thereof; and

                   (iii) GFI has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold except, in the case of this representation and warranty when made as of the date of this Agreement, as set forth in Schedule 7.3.

          7.15. Litigation. Except as set forth on Schedule 7.15, there is no governmental or private litigation, proceeding, claim, suit or audit of any kind whatsoever pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator or, to the Knowledge of GFI, threatened against GFI, nor any outstanding injunction, judgment, order, decree, ruling or, to the knowledge of GFI, investigation which relates to the Business, or any of the Purchased Assets and which would reasonably be expected to result in a Material Adverse Effect.

          7.16. Labor Relations. Neither GFI nor the Business is, or has been since January 1, 1996, involved in any labor discussion with any unit or group seeking to become the bargaining unit for any of its employees at the Facilities, nor does GFI have any notice or Knowledge that any such unit or group has announced an intention to commence any organizational activities among the employees of the Business. Except as otherwise set forth on Schedule 7.15, since January 1, 1997, GFI has not been accused, notified or made aware of any unfair labor or employment practice, discriminatory acts or omissions relating to a group of employees, nor is there any pending or threatened strike, work stoppage, or other labor dispute affecting GFI or the Business and which would reasonably be expected to result in a Material Adverse Effect .

          7.17. Benefit Plans.

               (a) Schedule 7.17 accurately and completely lists each Benefit Plan. None of the Benefit Plans is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA. Neither GFI nor any trade or business which is under common control or treated as a trade or business with GFI under Section 4001(a) (14) of ERISA maintains or contributes to any employee benefit plan that is intended to be qualified under Section 401(a) of the Code except: (i) the Foamex/GFI 401(k) Savings Plan, (ii) the Foamex L.P. Salaried Pension Plan, (iii) the Teamsters Pension Trust Fund of Philadelphia and Vicinity and (iv) the Foamex L.P. Hourly Pension Plan.

               "Benefit Plan" shall mean all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other material employee benefit arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by GFI or any Affiliate or to which the GFI or any Affiliate is obligated to contribute thereunder for current or former employees of the Business.

               (b) Complete and accurate copies of the following documents, with respect to each of the Benefit Plans, as applicable, have been delivered to Buyer by GFI: (i) all provisions of the plan and related trust documents, and amendments thereto, (ii) the most recent IRS Forms 5500 and 990 and (iii) summary plan descriptions and all subsequent summary of material modifications.

               (c) GFI and its Affiliates have complied, and are now in compliance, in all respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Benefit Plans, except for any noncompliance which, individually or in the aggregate, will not have a Material Adverse Effect. Except in the case of any liability expressly assumed by Buyer as provided in Article XVI hereof, neither GFI nor any of its Affiliates has incurred, or will incur, any liability under ERISA, the Code or other applicable law in respect of any employee benefit plan as defined in Section 3(3) of ERISA , or any similar program, policy or arrangement that is maintained by GFI or its Affiliates for their respective employees for which Buyer will become liable. Except in the case of any liability expressly assumed by Buyer as provided in Article XVI hereof, Buyer will not incur as a result of any event or condition or the consummation of the transactions contemplated by this Agreement, any liability under ERISA, the Code or other applicable law in respect of any employee benefit plan. as defined in Section 3(3) of ERISA, or any similar program, policy or arrangement maintained by GFI or its Affiliates; and Buyer is specifically free from any obligation under this Agreement or under the terms of any Benefit Plan to continue any Benefit Plan after the Closing Date.

               (d) Except as otherwise provided by applicable law or unless expressly provided by this Agreement, the consummation of the transactions contemplated by this Agreement will not result in any increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee.

          7.18. Intentionally Omitted

          7.19. Insurance. Attached hereto as Schedule 7.19 is a summary of insurance policies insuring the Purchased Assets including the following information:

                   (i) the name of the insurer;

                   (ii) the policy number and the period of coverage; and

                   (iii) the scope and amount and limit of coverage.

All policies are occurrence policies. GFI or its Affiliates maintain general commercial, general liability and product liability coverage for the Business.

          7.20. Environmental, Health and Safety Status. Except or as set forth in Schedule 7.20 or as would not reasonably be expected to result in a Material Adverse Effect:

               (a) As of the Closing,  neither the Real  Property nor the Leased
          Property  are  in  violation  of  Environmental,   Health  and  Safety
          Requirements.

               (b) To the Knowledge of GFI:

                   (i) There has been no release, threatened release, application, spill, leak, discharge or emission of any Hazardous Material to the air, surface water, groundwater or soil of the Real Property or Leased Property requiring corrective action and which is a violation of, any of the Environmental, Health and Safety Requirements.

                   (ii) GFI and the  owners  of the  Leased  Property  have duly complied in all respects with, and the Real Property and Leased Property are in compliance with, the Environmental, Health and Safety Requirements.

                   (iii) Neither GFI nor the owners of the Leased  Property have any documents or information relating to or disclosing any release, threatened release, application, spill, leak, discharge or emission of any Hazardous Material to the air, surface water, groundwater or soil of the Real Property requiring corrective action and which is a violation of any Environmental, Health and Safety Requirements at the Real Property or the Leased Property.

                   (iv) GFI has provided Buyer and its environmental consultants with true and accurate information pertaining to the environmental history of the Real Property and the Leased Property.

                   (v) GFI and the  owners  of the  Leased  Property  have  been issued or have applied for all Permits, a complete list of which is set forth on Schedule 7.20. To the extent permissible, GFI shall maintain such Permits for the Real Property and Leased Property, even after the Closing, until Buyer can secure similar Permits in its name, provided that Buyer acts with diligence to secure such Permits promptly.

                   (vi) GFI has no Knowledge of any complaint, order, directive, claim, citation, notice, information request or investigation by any governmental authority or any other person or entity with respect to any release, threatened release, application, spill, leak, discharge or emission of any Hazardous Material to the air, surface water, groundwater or soil of the Real Property requiring corrective action and which is a violation or alleged violation of any Environmental, Health and Safety Requirement at the Real Property or Leased Property.

                   (vii) Non-hazardous solid waste materials have not been disposed of or buried at the Real Property or Leased Property.

          7.21. Intellectual Property.

               (a) Except as set forth in Schedule 7.21, GFI owns or has the right to use in the Business pursuant to license, sublicense, agreement, or permission the Intellectual Property included in the Purchased Assets. Except as set forth in Schedule 7.21, each item of Intellectual Property included in the Purchased Assets will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. GFI has taken all necessary action to protect each registered trademark included in the Purchased Assets.

               (b) With respect to Intellectual Property included in the Purchased Assets, GFI has not, to its Knowledge, interfered with, infringed upon, or misappropriated, any Intellectual Property rights of third parties, or has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation of any Intellectual Property rights of a third party (including any claim that GFI must license or refrain from using any Intellectual Property rights of any third party) which has not been resolved. To the Knowledge of GFI, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights included in the Purchased Assets.

               (c) Schedule 7.21(c) identifies each patent, trademark or copyright registration in the United States which has been issued to GFI with respect to any of the Intellectual Property included in the Purchased Assets, identifies each pending patent application or application for registration in the United States which GFI has made with respect to any of the Intellectual Property included in the Purchased Assets, and identifies each license, agreement, or other permission which GFI has granted to any third party in the United States with respect to any of the Intellectual Property included in the Purchased Assets (together with any exceptions). GFI has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 7.21(c) also identifies each material trade name or unregistered trademark used by GFI in the United States primarily in connection with the Business. With respect to each item of Intellectual Property included in the Purchased Assets required to be identified in Schedule 7.21(c) and except as set forth in such Schedule:

                   (i) GFI  possesses all right,  title,  and interest in and to the item, free and clear of any Security Interest, license, or other restriction except, in the case of this representation and warranty when made as of the date of this Agreement as set forth in Schedule 7.3;

                   (ii) the item is not subject to any  outstanding  injunction, judgment, order, decree, ruling, or charge;

                   (iii) no action, suit, proceeding, hearing, charge, complaint, claim, or demand is pending or, to GFI's Knowledge, threatened or under investigation which challenges the legality, validity, enforceability, use, or ownership of the item; and

                   (iv) GFI has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

               (d) Schedule 7.21(d) identifies each license, sublicense, agreement, or permission (other than software) relating to the Intellectual Property included in the Purchased Assets. GFI has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 7.21(d):

                   (i) except as set forth in  Schedule  7.21(d) GFI is not and, to GFI's Knowledge, no other party to the license, sublicense, agreement, or permission is in breach or default, and to GFI's Knowledge no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                   (ii) GFI has not and, to GFI's  Knowledge,  no other party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                   (iii) with respect to each  sublicense,  to GFI's  Knowledge, the representations and warranties set forth in subsections (i) and (ii) above are true and correct with respect to the underlying license;

                   (iv) to GFI's Knowledge,  the underlying item of Intellectual
               Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                   (v) to GFI's Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                   (vi) GFI has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          7.22. Product Warranty. Schedule 7.22 sets forth the aggregate product warranty claims paid by the Business for each of the past three complete fiscal years.

          7.23. Product Liability. There has not been, nor is there under consideration or investigation by GFI, any product recall, rework, retrofit or post-sale warning (collectively, recalls, reworks, retrofits and post-sale warnings are referred to in this Agreement as "Recalls") conducted by or on behalf of GFI concerning any products of the Business manufactured, produced, distributed or sold by or on behalf of GFI or, to the Knowledge of GFI, any Recall conducted by or on behalf of any entity as a result of any alleged defect in any product of the Business supplied by GFI. There is no product claim pending or, to GFI's Knowledge threatened, on behalf of a customer of the Business or any governmental agency which individually or in the aggregate has had or would reasonably be expected to result in a Material Adverse Effect.

          7.24. No Broker or Finder. GFI has not had discussions with, negotiated with, been represented by, or employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees to any individual or entity in connection with this Agreement or any of the transactions contemplated hereby.

          7.25. No Material Omission. To the Knowledge of GFI, no representation or warranty contained in this Agreement or in any Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

          7.26.   Disclaimer  of  Additional   Representations  and  Warranties;
Schedules.

               (a) Except as expressly set forth in this Agreement, the Schedules and Exhibits hereto, the Related Documents, and any other certificate or instrument delivered pursuant to the terms hereof or thereof, (i) GFI makes no representations or warranties with respect to the Business, or its operations, assets (including, without limitation, the Purchased Assets), liabilities, or conditions, including, with respect to the Purchased Assets, any representation or warranty of merchantability, suitability or fitness for a particular purpose, or quality as to the Purchased Assets, or any part thereof, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent.

               (b) Notwithstanding anything to the contrary contained in this Agreement, no matter primarily relating to any of the Excluded Assets or liabilities other than Assumed Liabilities is required to be disclosed on any Schedule. Disclosure of an item in any Schedule shall not be deemed to be an admission that such item is material.

         ARTICLE VIII. REPRESENTATIONS AND WARRANTIES OF BUYER AND DIXIE

          As a material inducement to GFI entering into this Agreement and consummating the transactions contemplated hereby Buyer and Dixie hereby make the following representations and warranties to GFI:

          8.1. Incorporation, Good Standing and Power. Each of Buyer and Dixie is a corporation duly organized, validly existing, and in good standing under the laws of the respective jurisdictions in which they are incorporated, with full power and authority to execute this Agreement and consummate the transactions contemplated hereby. Buyer's and Dixie's Boards of Directors (or authorized Executive Committees thereof) have properly approved the execution of this Agreement and the consummation of the transactions contemplated hereby. Upon execution, this Agreement, the Related Documents and all other instruments and documents delivered by Buyer and Dixie to GFI shall be valid, legal and binding, enforceable in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought forth.

          8.2. Authority. Neither the execution and delivery of this Agreement and the Related Documents, nor the consummation by Buyer and Dixie of the transactions contemplated hereby and thereby and the fulfillment and compliance with the terms and provisions hereof and thereof by Buyer or Dixie, will violate, conflict with or constitute a breach of or default under any of the terms, conditions or provisions of or require any consent pursuant to any law or regulation presently applicable to Buyer or Dixie, their respective articles of incorporation or bylaws (other than the expiration of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976 as amended) any order of any court, regulatory body or tribunal or any loan, note, bond, mortgage, lease, indenture, license, agreement, or other instrument or obligation to which either Buyer or Dixie is a party or by which their respective assets are bound.

          8.3. No Broker or Finder. Except for Lazard Freres & Co. LLC, whose fee will be paid by Dixie, neither Dixie nor Buyer has had discussions with, negotiated with, been represented by, or employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees to any individual or entity in connection with this Agreement or any of the transactions contemplated hereby.

          8.4. No Material Omission. To the knowledge of the executive officers of Dixie and Buyer, no representation or warranty contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IX.

                                  REAL PROPERTY

          9.1. Delivery of Preliminary Information. GFI has delivered to Buyer copies of the items described in clause (a), (b) and (c) directly relating to the Real Property that are in GFI's possession or control:

               (a)  Surveys.  That  certain  survey  made  by  Bakkum-Deloach  &
          Associates, dated May 19, 1997, as revised on June 9, 1997 (the "Survey").

               (b) Title Policies. The most recently issued title insurance policies presently in GFI's possession with respect to the title for each parcel of the Real Property as set forth in Schedule 2.1(a); and

               (c) Environmental Reports. All third party environmental studies, environmental reports, reports of remediation work or repairs relating to the handling and disposal of Hazardous Materials conducted since February 8, 1993.

          9.2. Title Search. GFI and Buyer shall share equally in the cost and expense to conduct a title search of the Real Property (the "Initial Title Search") and obtain and deliver to Buyer a commitment or binder for issuance of a title insurance policy issued by the title insurance insurer for each parcel of the Real Property, and Buyer will provide to GFI within ten (10) days following delivery of the title commitment or binder a letter setting forth all of Buyer's objections to GFI's title to each parcel of the Real Property other than Permitted Encumbrances. After the receipt of such letter, GFI shall have until the Closing Date to correct or make such arrangements as are reasonably satisfactory to Buyer to correct such defects in title objected to by Buyer. If GFI is unwilling or unable to correct or make arrangements for such defects on or before the Closing Date, Buyer may seek indemnity for such defects following the Closing Date, or if such defects would reasonably be expected to result in a Material Adverse Effect, Buyer shall have the option to terminate this Agreement as provided in Article XIV without further liability of GFI to Buyer or Buyer to GFI. Title exceptions not specifically objected to by Buyer as permitted under this Section 9.2 shall be deemed and referred to as "Permitted Exceptions"; provided, however, Buyer may object to such exceptions to title, other than the Permitted Encumbrances, as are discovered after the Initial Title Search but prior to Closing.

          9.3. Real Estate Instruments. At the Closing, GFI shall deliver or cause to be delivered to Buyer the following items (all documents will be duly executed and acknowledged as required) (collectively, "Real Estate Instruments"):

               (a) Warranty Deed. A general warranty deed for each parcel of the Real Property executed by GFI, conveying to Buyer good and marketable fee simple title to each parcel of the Real Property, free and clear of all liens, restrictions and encumbrances subject only to the Permitted Encumbrances.

               (b) Owner's Affidavit. An affidavit in the form reasonably acceptable to the title insurer certifying that each parcel of the Real Property is free from claims for mechanics', materialmen's and laborers' liens other than Permitted Encumbrances.

               (c) Non-Foreign Affidavit. An affidavit, in the form of Exhibit H, stating GFI's U.S. Taxpayer's Identification Number, that GFI is a "United States Person" as defined by Section 7701(a)(30) of the Code.

               (d) Closing Affidavit. An affidavit, in form reasonably acceptable to Buyer, stating that subject to the Permitted Encumbrances, there are no other parties entitled to possession of any parcel of the Real Property other than Buyer as of the Closing Date.

          9.4. Damage, Destruction and Condemnation.

               (a) If any of the Improvements are damaged by fire or other casualty before the Closing Date to such extent that the damages result in a Material Adverse Effect, then, unless such damage is repaired by GFI no later than ten (10) days prior to Closing, Buyer shall have the right to terminate this Agreement by delivering written notice to GFI of such desire to terminate within five (5) days following the determination of damages resulting from such Material Adverse Effect. Should Buyer not elect to terminate this Agreement within said five (5) day period, GFI shall hold any such insurance proceeds for payment to Buyer following the Closing Date. GFI will maintain all insurance coverage currently existing and covering the Real Property in full force and effect through the Closing.

               (b) If after the date hereof and prior to the Closing Date, GFI receives official government notice of the commencement or impending commencement of eminent domain or other like proceedings against the Real Property or any portion thereof which is likely to result in a taking of Real Property resulting in a Material Adverse Effect, GFI shall notify Buyer. In such event, the Buyer shall, within five (5) days of the receipt of such notice from GFI, have the option to (i) terminate this Agreement or (ii) close transactions contemplated hereby in accordance with its terms but subject to such proceedings, in which event the Purchase Price shall not be reduced, and GFI shall assign to Buyer GFI's rights in any condemnation award or proceeds.

          9.5. Closing Costs For Real Property. GFI shall pay for the cost of preparation of each deed for each parcel of the Real Property. Buyer shall pay the premiums for the issuance of the owner's title insurance policies, the cost of recording each deed for each parcel of the Real Property and any other instruments under the terms of this Agreement with respect to the Real Property.

          9.6. Adjustments and Prorations. All utility charges and operating expenses of the Real Property incurred through the day prior to the Closing Date shall be the obligation of GFI. All such charges and expenses, and all real and personal property taxes and assessments on the Purchased Assets shall be prorated between Buyer and GFI as of the Closing Date; provided, however, that GFI shall not be responsible for any increased assessments on real or personal property resulting from the transactions contemplated hereby. All such prorations shall be allocated so that items relating to time periods ending prior to the Closing Date shall be allocated to GFI and items related to time periods beginning on or after the Closing Date shall be allocated to Buyer; provided, however, that any real property tax shall be allocated in accordance with Section 164(d) of the Code. The amount of all such prorations shall be settled and paid on the Closing Date, provided that final payments with respect to prorations which are not able to be calculated as of such time shall be calculated and paid as soon as practicable thereafter.

                                   ARTICLE X.

                                COVENANTS OF GFI


          GFI covenants and agrees with Buyer as follows:

          10.1. Conduct of Business Through the Closing Date. From the date hereof, and through the Closing Date:

               (a) GFI shall operate the Business in the Ordinary Course of Business and use commercially reasonable efforts to preserve its present business organizations intact so as to keep available the services of its present employees and agents, and to preserve its present business relationships and goodwill with Customers, suppliers and others having business dealings with the Business.

               (b) GFI shall maintain all properties necessary for the conduct of the Business, whether owned or leased, real or personal in the Ordinary Course of Business;

               (c) GFI shall not enter into any contract, commitment, lease or sublease relating to or affecting the Business, other than in the Ordinary Course of Business, without the prior written approval of Buyer.

               (d) GFI will pay all claims for labor, materials, supplies, and defective product or other property which, if unpaid, might by law become a lien or charge (other than a Permitted Encumbrance) upon the Purchased Assets or a liability of Buyer, before the same shall become delinquent.

               (e) GFI shall maintain insurance upon the Purchased Assets until Closing, comparable in amount and scope to coverage maintained by it (or on behalf of GFI) on the date hereof.

               (f) GFI shall take all commercially reasonable action necessary to maintain the utility services being provided to the Real Property and Leased Property.

               (g) GFI will not create or assume any mortgage, pledge, lien, encumbrance or charge of any kind (including vendor's rights under conditional sales agreements or other title retention agreements) upon the Purchased Assets, whether owned or hereafter acquired, except for Permitted Encumbrances and such mortgages, liens, pledges, encumbrances or charges, if any, as are consented to in writing by the Buyer in advance.

               (h) GFI shall not sell or remove any of the Purchased Assets from the Real Property or Leased Property except for dispositions of Inventory and pursuant to the express terms of contracts set forth in
          Schedule 7.11.

          10.2.   Completion  of   Transactions.   GFI  shall  use  commercially
reasonable efforts to assure that the conditions set forth in Article XII hereof are satisfied on or prior to the Closing Date.

          10.3. Approvals, Consents.

               (a) GFI shall use commercially reasonable efforts prior to and after the Closing Date to obtain all third party consents that are required in connection with the transactions contemplated by this Agreement. GFI shall not obtain any consent that will affect Buyer to its material economic detriment, including any modification of any Contract or Lease, unless Buyer expressly approves the obtaining of such consent. Buyer shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information regarding Buyer's intended use of the Purchased Assets.

               (b) To the extent that any Contract or Lease is not capable of being transferred by GFI to Buyer pursuant to this Agreement without the consent of a third party (including a governmental agency) and such consent is not obtained prior to Closing, or if such transfer or attempted transfer would constitute a breach or a violation of such Contract or Lease or of any law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

               (c) In the event that any consent is not obtained or on prior to the Closing Date, and notwithstanding any waiver by Buyer of the condition set forth in Section 12.4 hereof, GFI shall use commercially reasonable efforts (i) to provide to Buyer at GFI's expense the benefits of the applicable Contract or Lease, (ii) to cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer and (iii) to enforce at the request of Buyer and for the account of Buyer, at GFI's expense, any rights of GFI arising from any such Contract or Lease.

               (d) Buyer will perform at its expense, the obligations arising under all Contracts and Leases referred to in Section 10.3(c) for the benefit of GFI and the other party or parties thereto, to the extent Buyer shall receive the benefits of the applicable Contract or Lease.

          10.4. Access to Properties and Records. Through the Closing Date, GFI shall give to Buyer and to its counsel, accountants, and other representatives reasonable access during normal business hours to all of the properties and records of the Business as Buyer or its representatives may reasonably request and as shall be necessary to effectuate full disclosure to Buyer of all facts affecting the financial condition, business operations and assets of the Business; provided, however, that Buyer shall not be allowed to perform any environmental testing and Buyer shall not have access to Customer or employee confidential materials. No investigation by Buyer shall, however, diminish or limit in any way the representations or warranties of GFI as set forth in Article VII hereof.

          10.5. Advise of Changes. From the date hereof through the Closing Date, GFI shall advise Buyer promptly in writing of any of the following of which it acquires Knowledge: (i) damage to or diminution in value of the Purchased Assets or the Business which could reasonably be expected to result in a Material Adverse Effect, (ii) any condition or event that would cause any representation or warranty of GFI to be untrue in any material respect, or (iii) any other fact that, if obtained or known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement.

          10.6. No Shop. Each of FLP, GFI and their respective subsidiaries and Affiliates shall not, directly or indirectly, take (nor shall either FLP or GFI authorize or permit any of its subsidiaries, officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action to (i) encourage, solicit or initiate the submission of any Purchase Proposal (as defined below) (provided, however, that any public disclosure permitted pursuant to Section 17.6 shall not be deemed a breach of this provision); (ii) enter into any agreement with respect to any Purchase Proposal, or (iii) participate in any way in discussion or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Purchase Proposal. For purposes of this Agreement, "Purchase Proposal" shall mean, with respect to the Business, any proposal or offer regarding purchase of all or substantially all of the Business or the Purchased Assets; provided, however, that any such proposal or offer relating to the sale of all or substantially all of the assets of, or equity interests in, GFI or any direct or indirect equity holder of GFI shall not be deemed to be a Purchase Proposal, so long as GFI or such direct or indirect equity holder informs such offeror or party submitting such proposal that consideration of such offer or proposal is subject to the terms of this Agreement.

          10.7. Termination of Employees. On the Closing Date, GFI shall terminate the employment of all Employees so as to make the services of such persons as Buyer elects to employ available to Buyer. GFI shall indemnify and hold Buyer harmless from any and all liabilities costs or expenses (including court costs and reasonable attorneys fees) relating to the termination of the Employees. Buyer may, subject to the provisions of Section 16.1, at its sole discretion, employ such persons under arrangements which are terminable at will. Buyer expressly reserves the right to terminate the employment of any employee employed by it following the Closing at any time.

          10.8. Transition Cooperation. To facilitate the transition of ownership of the Business from GFI to Buyer on the Closing Date, GFI shall reasonably cooperate with Buyer and provide Buyer with such information and assistance as Buyer may reasonably request for a period of time not to exceed six (6) months from the Closing Date not to exceed the level of support that was usual and customary support of the Dalton operations prior to the date of this Agreement to assist Buyer in establishing Buyer's sales, management information systems and administrative systems with respect to the Business. GFI will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate from terminating the business relationship with respect to the Business with the Buyer after the Closing as it maintained with GFI prior to the Closing. GFI will refer all customer inquiries relating to the Business to the Buyer from and after the Closing.

          10.9. Soil Remediation. Prior to Closing, GFI shall remediate the soil contamination on the Real Property resulting from compressor blowdown as described in the Phase I Environmental Audit.

          10.10. Payment of Termination Fee. In the event that a Triggering Event, as such term is defined in the Supply Agreement in the form of Exhibit S ("Supply Agreement"), shall occur prior to Closing then commencing on the Closing Date GFI shall pay the Monthly Termination Fee (as defined in the Supply Agreement) accrued since the date of such Triggering Event to Buyer on the terms and conditions set forth in Section 2.4 of the Supply Agreement. Notwithstanding anything to the contrary contained in this Agreement, such Triggering Event (and the basis therefor) shall not constitute a Material Adverse Change or a Material Adverse Effect.

          10.11. Delivery of Interim Financial Statements. From and after the date hereof and prior to Closing, GFI shall deliver to Buyer all monthly unaudited interim Financial Statements within fifteen (15) days following the end of each calendar month.

                                   ARTICLE XI.

                               COVENANTS OF BUYER

          Buyer hereby covenants and agrees as follows:

          11.1.   Representations   and   Warranties.   Buyer  shall  cause  the
representations and warranties of Article VIII to be true and correct at all times.

          11.2.  Completion  of  Transactions.   Buyer  shall  use  commercially
reasonable efforts to assure that the conditions set forth in Article XIII hereof are satisfied on or before the Closing Date.

          11.3. Nondisclosure of Proprietary Information Prior to Closing. Prior to the Closing all proprietary and confidential information of GFI or the Business made available to Buyer shall remain the property of GFI. Buyer and its agents shall not reproduce, use, or disclose to others any proprietary information of GFI or the Business without the prior written consent of GFI. Nevertheless, Buyer may make such proprietary information available to its board of directors, officers, counsel, accountants and other advisors who may use such information as necessary in the performance of their functions in the transactions contemplated by the Agreement.

          11.4. Use and Limited License of GFI's Name.

               (a) Except to the extent constituting Purchased Assets, Buyer shall not, except as set forth in this Section, have any right, title or interest in and to any name or trademark of GFI for any use whatsoever, including without limitation the names "General Felt", "GFI" and derivatives thereof (collectively, the "Name").

               (b) To the extent that the Name, or any other trade name, trademark or logo of GFI or any of its Affiliates appears on (i) any Inventory included in the Purchased Assets, Buyer may use or sell such Inventory without removing such Name, trade name, trademark or logo for a period of six (6) months following the Closing Date whereupon Buyer shall place on any such remaining Inventory a sticker indicating that they are products of Buyer, (ii) any sample board and sample package in existence on the Closing Date, Buyer may continue to use such sample board or sample package for a period of two years from the Closing Date, or (iii) any letterhead, advertising, or marketing material, packaging or similar supplies (collectively, "Supplies"), Buyer may use such Supplies for a period not exceeding one month after the Closing Date without removing such Name, trade name, trademark or logo. Except as set forth in the immediately preceding sentence Buyer shall not use any such Name, trade name, trademark or logo, in any manner whatsoever.

               (c) Buyer shall not engage in any activity which could reasonably be expected to harm or malign the Name.

                                  ARTICLE XII.

                    CONDITIONS TO BUYER'S OBLIGATION TO CLOSE

          The obligations of Buyer to complete the Closing are subject to the satisfaction on or before the Closing Date of each of the following conditions precedent; provided, however, that the election of Buyer to waive any such condition and complete the Closing, notwithstanding that any such condition is not fulfilled by such time, shall not preclude Buyer from seeking redress from GFI for breach of the terms of this Agreement:

          12.1. Accuracy of Representations and Warranties. The representations and warranties of GFI set forth in Article VII shall be true and correct in all material respects on the Closing Date. Buyer shall have received a certificate to that effect signed by a duly authorized officer of GFI in the form attached hereto as Exhibit J.

          12.2. Performance of Covenants. GFI shall have performed and complied in all material respects with all the covenants, obligations, and conditions required to be performed or complied with by GFI on or before the Closing Date pursuant to this Agreement. Buyer shall have received a certificate to that effect signed by a duly authorized officer of GFI in the form attached hereto as Exhibit K.

          12.3. No Damage to Purchased Assets. There shall not have occurred a Material Adverse Change as the result of any fire, accident, act of war, casualty, labor disturbance, legislation, regulation, or any other adverse circumstance.

          12.4. Licenses and Permits and Consents Necessary For Buyer to Conduct Business. Buyer shall have received the licenses, permits and consents set forth on Schedule 12.4; provided, however, that his condition shall only apply if Buyer shall have used commercially reasonable efforts to obtain such permits.

          12.5. Regulatory Approval. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act Antitrust Improvements Act of 1976 shall have expired or otherwise been terminated and GFI and the Buyer shall have received all other authorizations, consents, and approvals set forth on Schedule 12.5.

          12.6. Noncompetition Agreement. At the Closing, GFI, FLP and certain Affiliates thereof shall enter into a noncompetition agreement with the Buyer (the "Noncompetition Agreement") in the form of Exhibit L attached hereto.

          12.7. Delivery of Documents. GFI shall have delivered, or caused to be delivered, to the Buyer at the Closing each of the following, in form and substance reasonably satisfactory to the Buyer:

                   (i) Certified copies of the charter and bylaws of GFI and the limited partnership agreement of FLP;

                   (ii) Certificates of Existence or Good Standing as to GFI issued by the Secretary of State of Delaware as of a recent date;

                   (iii) Certificates of Qualification issued by the Secretaries of State (or other appropriate official) of the respective jurisdictions in which Purchased Assets are located and GFI is required to so qualify in order to conduct the Business and in which the failure to so qualify would result in a Material Adverse Effect on the operations and financial condition of GFI, all of a recent date;

                   (iv)  Certified   copies  of  resolutions  of  the  board  of
               directors and, to the extent required, the shareholder of GFI approving the transactions set forth herein;

                   (v) A signature and  incumbency  certificate  for each of GFI and FLP;

                   (vi) A Bill of Sale  substantially  in the form of  Exhibit M attached hereto (the "Bill of Sale"), and such other bills of sale, assignments or other certificates necessary to transfer title to the Purchased Assets to the Buyer;

                   (vii) A duly executed Assignment and Assumption Agreement and
               Supply Agreement;

                   (viii) Duly executed Real Estate Instruments;

                   (ix) The favorable opinion,  dated as of the Closing Date, of
               Willkie Farr & Gallagher, counsel to GFI and FLP, substantially in the form and substance attached hereto as Exhibit N;

                   (x) Evidence that GFI has paid the 1996 ad valorem taxes levied on the Purchased Assets.

          12.8. Operating Performance.

               (a) Since the date of this Agreement there shall not have occurred any event which has resulted in a Material Adverse Effect.

               (b) The forecasted Gross Profit projected in the 1997 Monthly Projections for the portion of the 1997 fiscal year commencing on January 1, 1997 and ending on the last day of the last full calendar month preceding the Closing Date by at least ten (10) days shall not exceed the actual Gross Profit for such period (the "YTD Gross Profit") by more than an amount equal to 7.5% of such forecasted Gross Profit. As promptly as practicable after such month end, GFI shall prepare the income statement of the Business for the period commencing January 1, 1997 and ending on such date (the "1997 Interim Statement") and determine the YTD Gross Profit. The 1997 Interim Statement shall be prepared in accordance with GAAP applied on a basis consistent with that used in, and in accordance with the same accounting principles, policies, and practices applied in the preparation of the Financial Statements. During the preparation of the 1997 Interim Statement and the determination of the YTD Gross Profit, Buyer and its accountants shall be permitted to review the details of any item in which a judgmental decision is required. Pursuant to such review, Buyer and its accountants shall be entitled from time to time to examine the working papers of GFI prepared in connection therewith and the books and records of the Business, and discuss with GFI the 1997 Interim Statement and the YTD Gross Profit. Such discussions shall be held by telephone or at places mutually agreeable to GFI and Buyer.

          12.9. Customers. No individual Customer or group of Customers shall have indicated, or GFI shall not have otherwise been informed that any such Customers intend to reduce their purchases from GFI or Buyer or otherwise intend not to purchase an amount of products from Buyer following the Closing in an amount that would reasonably be expected to result in a Material Adverse Effect.

          12.10. Scheduled Events. None of the events on Schedule 12.10 shall have occurred.

                                  ARTICLE XIII.

                CONDITIONS PRECEDENT TO GFI'S OBLIGATION TO CLOSE

          The obligations of GFI to complete the Closing are subject to the satisfaction on or before the Closing Date of each of the following conditions precedent; provided, however, that the election by GFI to complete the Closing notwithstanding that any such condition is not fulfilled by such time shall not preclude GFI from seeking redress from Buyer for breach of the terms of this
Agreement:

          13.1. Payment of Purchase Price. The Buyer shall have satisfied and paid the Purchase Price at the Closing.

          13.2. Licenses and Permits Necessary For Buyer to Conduct Business. Buyer shall have received the licenses and permits set forth on Schedule 12.4.

          13.3. Regulatory Approval. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act Antitrust Improvements Act of 1976 shall have expired or otherwise been terminated and GFI and the Buyer shall have received all other authorizations, consents, and approvals set forth on Schedule 12.5 hereof.

          13.4. Delivery of Documents. The Buyer shall have delivered or caused to be delivered to GFI at the Closing each of the following, in form and substance reasonably satisfactory to GFI:

                   (i) Articles of incorporation and bylaws of Buyer and Dixie;

                   (ii) Certificate of Good Standing and a Certificate of Existence for the Buyer and Dixie issued by the Secretary of State of the states of Georgia and Tennessee respectively;

                   (iii) Certified copies of resolutions  adopted by Buyer's and
               Dixie's boards of directors approving the transactions set forth herein;

                   (iv) A signature  and  incumbency  certificate  for Buyer and
               Dixie;

                   (v) An  opinion,  dated  as of the  Closing  Date,  of  Witt,
               Gaither & Whitaker, P.C., counsel to Buyer substantially in the form and substance attached hereto as Exhibit O;

                   (vi) An executed  Assignment  and  Assumption  Agreement  and
               Supply Agreement.

          13.5. Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article VIII shall be true and correct in all respects on the Closing Date. GFI shall have received a certificate to that effect signed by a duly authorized officer of Buyer in the form attached hereto as Exhibit P;

          13.6. Performance of Covenants. Buyer shall have performed and complied with all the covenants, obligations, and conditions required to be performed or complied with by Buyer on or before the Closing Date pursuant to this Agreement. GFI shall have received a certificate to that effect signed by a duly authorized officer of Buyer in the form attached hereto as Exhibit Q;

                                  ARTICLE XIV.

                                   TERMINATION

          14.1. Conditions of Termination. The obligations of the parties with respect to the Closing shall terminate:

               (a) At the election of Buyer if the Closing shall not have occurred by the Deadline Date by reason of the failure of any condition precedent under Article XII hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement).

               (b) At the election of GFI if the Closing shall not have occurred by the Deadline Date by reason of the failure of any condition precedent under Article XIII hereof (unless the failure results primarily from GFI itself breaching any representation, warranty or covenant contained in this Agreement).

               (c) By mutual written consent of GFI and Buyer.

          For purposes hereof, the "Deadline Date" shall mean (i) October 15, 1997 or (ii) in the event the Federal Trade Commission has made a second request for information with respect to the HSR Filing, November 15, 1997.

          14.2. Effect of Termination. In the event of termination in accordance with Section 14.1: (i) this Agreement shall become null and void and of no further force or effect, except as otherwise provided herein, (ii) this Agreement shall be deemed to be rescinded, (iii) each party shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated herein, and (iv) no party shall have any further liability to any other party because of the failure to consummate the transactions contemplated hereby.

                                   ARTICLE XV.

                                 INDEMNIFICATION

          15.1. Bulk Transfer Indemnity. Buyer has waived GFI's compliance with the bulk transfer statutes in force in the jurisdictions in which the Purchased Assets are located. As a result, GFI hereby agrees to indemnify and hold harmless Buyer against any and all claims, loss, costs or expenses, including reasonable attorneys' fees, which Buyer may sustain as a result of any payment which may be required to be made or any liability of any kind which may be imposed upon Buyer as a result of any claim, loss, cost or expense or reasonable attorneys' fees which may be required of or incurred by Buyer whatsoever arising out of noncompliance with any bulk transfer laws to the extent such claims are not related to an Assumed Liability.

          15.2. Mutual Indemnification Obligation. GFI hereby agrees to indemnify and hold harmless Buyer and Dixie, and Buyer hereby agrees to indemnify and hold harmless GFI and FLP, against any and all liability, claims, damages, losses, costs or expenses, including reasonable attorneys' fees ("Losses"), relating to any breach of, noncompliance with or misrepresentation contained in any representation, warranty or covenant by such party contained herein or in any certificate delivered pursuant to this Agreement provided that a written claim for indemnification by the party seeking indemnification is made within the applicable survival period.

          15.3. GFI's Indemnification Obligations. GFI hereby agrees to defend, indemnify and hold harmless Buyer from and against any and all Losses which Buyer may sustain as a result of any claims, actions or damages of any nature whatsoever relating to (i) the liabilities set forth in Section 5.1(c) or any successor liability imposed upon Buyer relating to the operation of the Business prior to the Closing and which are not Assumed Liabilities other than any liability arising out of Section 2.1(n); (ii) products sold by GFI prior to the Closing Date; (iii) the existence of any lien or encumbrance on or Security Interest in the Purchased Assets at the Closing Date including any Permitted Encumbrance included with Section 2.3(i) (subject to the allocation set forth in Section 9.6), (ii) and (vi) (to the extent it is not an Assumed Liability) other than a Permitted Exception; (iv) the termination of any Employees by GFI other than any liability arising out of Section 2.1(n) and (v) the enforcement of the noncompetition restrictions of Section 7.4 of the Habitat APA upon Buyer.

          15.4. Buyer's Indemnification Obligations. Buyer hereby agrees to defend, indemnify, and hold GFI harmless from and against any and all Losses which GFI may sustain as a result of any claims, actions or damages of any nature whatsoever relating to (i) Buyer's or its Affiliate's operation of the Business or use of the Purchased Assets on and after the Closing Date including, but not limited to, any Losses relating to products manufactured, sold, or distributed by Buyer or an affiliate thereof on and after the Closing Date (except for products sold by GFI prior to the Closing Date) and all general liability claims arising out of or relating to occurrences of any nature relating to Buyer's or its Affiliate's business on and after the Closing Date;
(ii) the failure of Buyer or any of its Affiliates to pay, perform, and discharge when due and owing any of the Assumed Liabilities and (iii) any third party claim arising directly out of Buyer's employment screening procedures.

          15.5. [Intentionally Omitted]

          15.6. Limitation.

               (a) Subject to the provisions of Section 15.6(b) and notwithstanding anything else contained herein to the contrary, GFI shall not be required to indemnify Buyer pursuant to this Article 15 for any breach of or noncompliance with any representation, warranty or covenant made herein or pursuant to Section 15.3(v) (i) until the aggregate amount of all Losses exceeds $250,000 (after which point GFI shall be obligated only to indemnify Buyer from and against further Losses in excess of such amount); (ii) or to the extent the aggregate Losses Buyer has suffered by reason of all such breaches of representation, warranty or covenant of GFI exceeds $10,000,000; provided, however, that such limitations shall not apply to product warranty claims, Environmental Losses, or any Loss resulting from a breach of Section 7.20, or a claim under Section 10.10.

               (b) Subject to the provisions of Section 10.9 and notwithstanding anything else contained herein to the contrary, GFI's indemnification obligations to Buyer arising out of a breach of Section 7.20 or any other representation, warranty or covenant to the extent related to Environmental, Health and Safety Requirements or Hazardous Materials ("Environmental Losses") shall be limited to the extent they constitute Reasonably Necessary Costs of Remediation and be subject to the following:

                   (i) The first $125,000 of Environmental Losses shall be borne by Buyer.

                   (ii) The next  $1,000,000  of  Environmental  Losses shall be borne by GFI.

                   (iii) The next  $2,000,000 of  Environmental  Losses shall be borne one-half by GFI and one-half by Buyer.

                   (iv) All  Environmental  Losses in excess of $3,125,000 shall be borne by Buyer.

                   (v) GFI  shall  have no  obligation  to  indemnify  Buyer for
               Environmental Losses relating to remediation not as a result of a Buyer's Third Party Claim except to the extent of (1) fines and penalties levied in respect of a release of Hazardous Materials on the Real Property prior to the Closing Date and (2) the necessary costs of bringing the Real Property into compliance with Environmental, Health and Safety Requirements as in effect on the Closing Date.

               (c) Buyer hereby agrees that it will provide GFI, its agents, consultants and attorneys, with (i) reasonable access to the Real Property and (ii) all non-privileged documents related to or generated in connection with any Environmental Losses, for purposes of verifying that Environmental Losses have been incurred by Buyer. To the maximum extent feasible, notice shall be given to GFI prior to Buyer's incurring any Costs of Remediation. For purposes of this Agreement, "Costs of Remediation" shall mean all out of pocket costs of investigation, characterization, removal or remediation of Hazardous Materials, including, without limitation, consultants, contractor and laboratory fees. For purposes of this Agreement "Reasonably Necessary Costs of Remediation" means those Costs of Remediation which are (i) consistent with custom and good business practice and (ii) consistent with the most cost-effective means allowable by all applicable governmental agencies.

               (d) Furthermore,  for the purpose of  indemnification  under this
          Article XV including Section 15.6(b) and not with respect to satisfaction of conditions precedent set forth in Article XII, the determination as to whether a representation, warranty, or covenant has been breached will be made without regard to any qualification of materiality (including Material Adverse Change or Material Adverse Effect) contained therein.

          15.7. Buyer's Third Party Claims; Notice of Claims.

               (a) Immediately upon receipt by Buyer of any claim against it (other than by GFI) for which GFI is obligated to indemnify Buyer pursuant to this Agreement (the "Buyer's Third Party Claims"), Buyer shall promptly advise GFI in writing of such claim and provide a copy of the complaint or other document or documents asserting the claim. At any time following receipt of such notice, GFI may notify Buyer in a writing executed by GFI that it is assuming the defense of such Buyer's Third Party Claim, after which point GFI shall assume and control the defense of such Buyer's Third Party Claim. In the event GFI notifies Buyer that it is assuming the defense of such Buyer's Third Party Claim, GFI shall immediately reimburse Buyer for the expenses and defense costs it has incurred for defense of such claim prior to GFI's assumption of the defense of such claim and such assumption shall not prejudice the right of GFI to claim at a later date that such Buyer's Third Party Claim is not a proper matter for indemnification pursuant to this Article XV. If GFI fails to either pay such claim or notify Buyer that it intends to defend such claim then Buyer shall, prior to any assumption by GFI of such Buyer's Third Party Claim, have the right to pay, compromise or defend any such Buyer's Third Party Claims; provided that Buyer has delivered a notice to GFI of its intention to take such action at least five (5) days prior to taking such action, in which event GFI shall promptly pay or reimburse Buyer in respect of any amount of payment plus costs of defense incurred by Buyer hereunder. Except as set forth in the immediately preceding sentence, Buyer shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a Buyer's Third Party Claim without the written consent of GFI (not to be withheld or delayed unreasonably). Buyer and GFI shall cooperate with each other in the defense of any Buyer's Third Party Claims brought hereunder.

               (b) With respect to any matter for which GFI is obligated to indemnify Buyer pursuant to this Agreement other than Buyer's Third Party Claims, Buyer shall give written notice to GFI outlining with reasonable particularity the nature and amount of such claim. If Buyer and GFI are unable to resolve such matter within thirty (30) days of Buyer's notice, then the dispute may be resolved by arbitration in accordance with Section 17.3 or by agreement between the parties. The prevailing party to any such arbitration shall be entitled to indemnification for its reasonable attorneys' fees and filing fees to the extent awarded by the arbitrator or arbitrators.

          15.8. GFI's Third Party Claims; Notice of Claims.

               (a) Immediately upon receipt by GFI of any claim against it (other than by Buyer) for which Buyer is obligated to indemnify GFI pursuant to this Agreement (the "GFI's Third Party Claims"), GFI shall promptly advise Buyer in writing of such claim, and provide a copy of the complaint or other document or documents asserting the claim. At any time following receipt of such notice, Buyer may notify GFI in a writing executed by Buyer that it is assuming the defense of such GFI's Third Party Claim, after which point Buyer shall assume and control the defense of such GFI's Third Party Claim. In the event Buyer notifies GFI that it is assuming the defense of such GFI's Third Party Claim, Buyer shall immediately reimburse GFI for the expenses and defense costs it has incurred for defense of such claim prior to Buyer's assumption of the defense of such claim; and such assumption shall not prejudice the right of Buyer to claim at a later date that such GFI's Third Party Claim is not a proper matter for indemnification pursuant to this Article XV. If Buyer fails to pay such claim or notify GFI that it intends to defend such claim, then GFI shall, prior to any assumption by Buyer of such GFI's Third Party Claim, have the right to pay, compromise or defend any such GFI's Third Party Claim; provided that GFI has delivered a notice to Buyer of its intention to take such action at least five (5) days prior to taking such action. Buyer shall promptly pay or reimburse GFI in respect of any amount of payment plus costs of defense incurred by GFI hereunder. Except as set forth in the immediately preceding sentence, GFI shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a GFI's Third Party Claim without the written consent of Buyer (not to be withheld or delayed unreasonably). Buyer and GFI shall cooperate with each other in the defense of any GFI's Third Party Claims brought hereunder.

               (b) With respect to any matter for which Buyer is obligated to indemnify GFI pursuant to this Agreement other than GFI's Third Party Claims, GFI shall give written notice to Buyer outlining with reasonable particularity the nature and amount of such claim. If Buyer and GFI are unable to resolve such matter within thirty (30) days of GFI's notice, then the dispute may be resolved by arbitration or by agreement between the parties. The prevailing party to any such arbitration shall be entitled to indemnification for its reasonable attorneys' fees and filing fees to the extent awarded by the arbitrator or arbitrators.

          15.9. Certain Additional Provisions Relating to Indemnification.

               (a) Notwithstanding anything to the contrary contained in this Agreement, after the Closing Date, the indemnification provisions set forth in this Article XV shall constitute the sole and exclusive recourse and remedy available to the parties hereto with respect to the breach of any representation, warranty or covenant (other than fraud or the failure to deliver the Purchase Price or the Purchased Assets) contained in this Agreement, the Related Documents or in any certificate delivered pursuant hereto or thereto.

               (b) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be entitled to indemnity pursuant to this Agreement, for any Losses for a breach of the representation and warranty contained in Section 7.5 to the extent it has received a purchase price adjustment pursuant to Article III.

               (c) Any indemnification payment under this Article XV shall be treated by the parties as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes.

                   ARTICLE XVI. OTHER POST-CLOSING COVENANTS

          16.1. GFI's Employees.

               (a) Buyer shall have the right to employ, on an individual basis, in its sole discretion on and after the Closing, any employees on GFI's payroll primarily performing services for GFI in connection with the operation of the Business (the "Employees").

               (b) Subject to the provisions of the following sentence, GFI shall be responsible for and shall hold Buyer harmless with respect to all claims (including the costs of defense thereof) asserted against Buyer pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss. 2101-09 or similar state, local or foreign country laws or regulations (collectively, "WARN Laws") by Employees of GFI who Buyer does not hire or to Disqualified Employees who Buyer terminates within thirty (30) days following Closing. On or before the Closing Date, Buyer shall offer employment, effective as of the Closing Date, to all Employees other than a number of Employees not to exceed twenty five (25). Buyer shall have the option to revoke or rescind its offer to Employees who either fail or refuse to take the required drug test administered by or on behalf of Buyer and to illegal aliens (the "Disqualified Employees").

               (c) In addition to any liability which GFI may have under WARN Laws, GFI shall be responsible for all other obligations and severance costs, if any, required to be paid to Employees arising out of their employment by GFI or the termination thereof. Any bonus obligations owing in respect of periods prior to the Closing Date shall be paid directly to such Employees by GFI. Sick leave benefits, if any, shall be paid to the Employee by the party in ownership of the Business at the time of occurrence.

          16.2. Employee Benefit Plans. Any Employee, other than a Disqualified Employee, who is offered employment by Buyer at Closing, and who accepts such offer will receive employee welfare and retirement benefits similar to those currently provided to similarly situated employees of Buyer and will be given credit for all service with GFI for the purpose of determining eligibility and vesting with respect to the Dixie Yarns, Inc. 401(k) Retirement Savings Plan (the "Dixie 401(k) Plan"). Eligibility to participate in any plan will be based on the rules of Buyer's plan and the parties recognize that in individual cases, Employees who were eligible to participate in GFI's Benefit Plans will not have immediate eligibility for Buyer's plans or may be subject to a pre-existing condition waiting period, notwithstanding the service credit provided in the preceding sentence. GFI and the Buyer agree that Buyer is not acquiring or succeeding to any obligations with respect to the Benefit Plans and that the Buyer is not intended to be a successor employer to GFI for any purposes, including with respect to COBRA, and that no benefit plan sponsored or maintained by the Buyer is intended to be a successor plan to any of GFI's Benefit Plans. GFI agrees that it will comply with COBRA after the Closing with respect to all qualified beneficiaries who had a qualifying event as of or prior to the Closing. GFI will provide the certification described in Sections 9801 et seq of the Code to the extent required by law for all Employees on the Closing Date.

          Amendments to Plans. GFI will amend the Foamex/GFI 401(k) Savings Plan (the "GFI 401(k) Plan") before the Closing Date to provide (i) for distributions permitted by Section 401(k)(10) of the Code and to provide for such distributions to Employees who are hired by Buyer at Closing and (ii) participants in the GFI 401(k) Plan on the Closing Date shall be considered to be employed on the last day of the plan year for the purposes of eligibility to receive matching and discretionary contributions and shall receive the same contributions from GFI based upon their actual contributions to the GFI 401(k) Plan and their compensation earned while employed by GFI as other participants of the GFI 401(k) Plan. Buyer will amend the Dixie 401(k) Plan before the Closing Date to provide that, subject to the limitations of section 401(a)(4) of the Code, credit will be given for service with GFI for the purposes of eligibility and vesting; those Employees who are offered employment by Buyer at Closing and who are eligible to participate in the Dixie 401(k) Plan shall receive the same contributions from the Buyer based upon their actual contributions to the Dixie 401(k) Plan and their compensation earned while employed by Buyer as other participants of the Dixie 401(k) Plan.

          16.3. Delivery of Mail, Etc. GFI will deliver (or in the case of telephone calls forward information regarding such call) promptly to Buyer any telephone calls, mail, documents or instruments received by GFI after the Closing Date pertaining to the post-Closing Date operations of Buyer and Buyer will deliver (or in the case of telephone calls forward information regarding such call) promptly to GFI any telephone calls, mail, documents or instruments received by it after the Closing Date pertaining to the pre-Closing Date operations of the Business or any business of GFI other than the Business.

          16.4. Access to Records. The parties agree to maintain all records relating to the Business in accordance with their existing records retention policies and procedures and to make such records available for inspection or copying by the other parties hereto (or their attorneys, accountants, consultants or agents) on reasonable notice and during normal business hours. In any event, Buyer shall maintain personnel records for at least three (3) years following the Closing Date.

          16.5. Motor Vehicles. GFI agrees to cause the Motor Vehicles included in the Purchased Assets and all necessary documents for transfer thereof to be delivered to Buyer immediately following the Closing.

          16.6. Confidentiality.

               (a) GFI agrees that all nonpublic or proprietary information, and all information that constitutes trade secrets pertaining to the Business and the Purchased Assets unless the information sought to be disclosed or used (i) is publicly known as of the date hereof or becomes publicly known through no fault of GFI or its Affiliates or (ii) is lawfully received by any party from a third party which to its Knowledge is not bound in a confidential relationship to any party whose confidential information is to be protected hereunder (the "Buyer Confidential Information") shall be deemed confidential. After the Closing Date, GFI and its Affiliates will not, without the prior written consent of Buyer, release or disclose any Buyer Confidential Information unless (a) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (b) the furnishing or use of such information is required by or is necessary or appropriate in connection with legal proceedings. In the event that GFI or an Affiliate thereof receives a request to disclose all or part of the Buyer Confidential Information (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any information or formal investigation by any government or governmental agency or authority or otherwise) GFI will (a) promptly notify Buyer of the existence, terms and circumstances surrounding such request, (b) consult with Buyer on the advisability of taking legally available steps to resist or narrow such request at the expense of Buyer and (c) if disclosure of such information is in GFI's opinion required by or necessary or appropriate in connection with such request, furnish only that portion of the Buyer Confidential Information which, in GFI's opinion, is required by or necessary or appropriate in connection with such request and to cooperate with any reasonable action by Buyer at the expense of Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed Confidential Information which Buyer so designates.

               (b) Buyer agrees that all nonpublic or proprietary information, and all information that constitutes trade secrets pertaining to GFI's business (other than the Business) unless the information sought to be disclosed or used (i) is publicly known as of the date hereof or becomes publicly known through no fault of Buyer or its Affiliates or
          (ii) is lawfully received by any party from a third party which to its knowledge is not bound in a confidential relationship to any party whose confidential information is to be protected hereunder (the "GFI Confidential Information") shall be deemed confidential. After the Closing Date, Buyer and its Affiliates will not, without the prior written consent of GFI, release or disclose any GFI Confidential Information unless (a) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (b) the furnishing or use of such information is required by or is necessary or appropriate in connection with legal proceedings. In the event that Buyer or an Affiliate thereof receives a request to disclose all or part of the GFI Confidential Information (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any information or formal investigation by any government or governmental agency or authority or otherwise) Buyer will (a) promptly notify GFI of the existence, terms and circumstances surrounding such request, (b) consult with GFI on the advisability of taking legally available steps to resist or narrow such request at the expense of GFI and (c) if disclosure of such information is in Buyer's opinion required by or necessary or appropriate in connection with such request, furnish only that portion of the GFI Confidential Information which, in Buyer's opinion, is required by or necessary or appropriate in connection with such request and to cooperate with any reasonable action by GFI at the expense of GFI to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed GFI Confidential Information which GFI so designates.

          16.7. Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other parties will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article XV hereof).

          16.8. Accounts Receivable Application. Any payment received by either GFI or Buyer from any Customer shall be applied to the invoice specified by the Customer. If the Customer shall fail to specify or shall improperly specify the invoice to which such payment shall be applied, the party receiving the payment shall contact the Customer to determine how such payment is to be applied and such payment shall be applied in accordance with such direction. GFI and Buyer shall settle all mispayments of accounts receivable by Customers on a weekly basis.

          16.9. Removal of Purchased Assets. Prior to November 30, 1997, Buyer shall remove all Purchased Assets from FLP's facility in La Mirada, California provided, however, that Buyer shall be entitled to occupy at Buyer's expense, necessary space at 16121 Canary Avenue, La Mirada, California on a month to month basis at a rate equal to GFI's cost not to extend beyond February 28, 1998.

          16.10. Customer Claims; Rebates.

               (a) GFI shall be responsible for all claims of any nature by Customers ("Customer Claims") relating to sales made by GFI prior to the Closing Date and Buyer shall be responsible for Customer Claims relating to sales made by Buyer on and after the Closing Date. If Buyer receives notice of a Customer Claim against GFI, Buyer shall promptly notify GFI of such Customer Claim, whereupon GFI shall diligently negotiate a settlement of the Customer Claim and if no settlement has been made within forty-five (45) days following receipt of notice of such Customer Claim then Buyer shall have the right to settle such Customer Claim, and be assigned the rights to such claim by the affected Customer and to pursue such claim against GFI, provided that with respect to any such Customer Claim Buyer shall have no greater rights against GFI than the rights of affected Customer.

               (b) The parties shall make a cash settlement on a weekly basis on all deductions taken by Customers from amounts owed to either Buyer or GFI which relate to a claim against the other party to this Agreement.

               (c) GFI shall be responsible for the payment of all rebates, markdown monies, advertising, discounts and other price adjustments ("Price Adjustments") to Customers in respect of sales made prior to the Closing Date and Buyer shall be responsible for the payment of all Price Adjustments to Customers in respect of sales made on and after the Closing Date, provided, however, that with respect to rebates payable pursuant to programs listed in Schedule 16.10, GFI shall be responsible for any increase in rebates payable in respect of sales prior to the Closing Date in accordance with programs listed in
          Schedule 16.10 as in effect on the date of this Agreement as a result of sales made on and after the Closing Date through December 31, 1997 ("Price Adjustment Increases"). GFI shall reimburse Buyer for the Price Adjustment Increases within five (5) Business Days following receipt of proof of payment thereof by Buyer to such program Customers.

               (d) GFI and Buyer shall cooperate in a commercially reasonable manner in connection with the resolution of Customer Claims.

          16.11. AT&T Agreements. On the Closing Date, Buyer shall reimburse GFI on the obligations under the Agreement listed on Schedule 16.11 through December 31, 1997. Bretlin will be responsible to remove and return all equipment covered by the lease to meet the December 31, 1997 return date. All removal costs are the responsibility of Bretlin.

          16.12. Customer Letter. On or before the Closing, GFI and Buyer shall jointly send to Customers a mutually satisfactory letter.

                                  ARTICLE XVII.

                                  MISCELLANEOUS

          17.1. Simultaneous Closing. All transactions at Closing including execution of Related Documents shall be deemed to take place simultaneously and none shall be deemed to take place until all shall have taken place.

          17.2. Survival of Representations and Warranties. The representations, warranties and covenants in this Agreement, or in any certificate delivered in connection herewith or therewith shall survive the Closing for a period of eighteen (18) months thereafter; provided, however, that (a) any claim under the covenant set forth in Section 15.3(i) shall survive the Closing until thirty
(30) days after the expiration of the applicable statutory period of limitations to which the claim relates, as such period may be extended from time to time,
(b) representations and warranties set forth in Sections 7.1, 7.3, 7.4, 8.1, 8.2 and 8.3 shall survive the Closing without any limitation as to time, (c) claims for damage to real or personal property as of Closing arising out of a breach of a representation, warranty or covenant shall survive for six (6) months following the Closing and (d) representations and warranties set forth in
Section 7.20 shall survive the Closing until the fifth anniversary of the Closing Date. Notwithstanding anything contained herein to the contrary, any covenant, agreement, representation or warranty in respect of which indemnity may be sought pursuant to this Agreement, shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if, prior to such time, written notice of a good faith claim, breach or inaccuracy thereof giving rise to such indemnity shall have been given to the other party specifying in reasonable detail the basis thereof and referencing the provision of this Agreement pursuant to which the claim is being asserted and shall be extended for the representation, covenant, agreement or warranty alleged to have been breached as applied to the circumstances set forth in such notice until after the final resolution of the matter.

          17.3. Arbitration. Except as otherwise provided herein, any controversy, dispute or question arising out of, or in connection with, or in relation to this Agreement or its interpretation, performance or non-performance or any breach thereof shall be determined by arbitration conducted in Atlanta, Georgia in accordance with the then existing rules of The American Arbitration Association and any decision rendered by The American Arbitration Association shall be binding upon the parties hereto provided that no award of punitive damages shall be awarded in connection therewith. Any judgment upon any award, which may include an award of damages (other than punitive damages), may be entered in the highest State or Federal court having jurisdiction thereof.

          17.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          17.5. Notices. Any and all notices, certificates, demands or other communications permitted or required to be made under this Agreement shall be in writing signed by the party giving such notice or demand, and delivered personally, or sent by (i) facsimile transmission, (ii) recognized overnight delivery service or (iii) registered or certified mail to the other party at the address set forth below, or at such other address as may be supplied in writing pursuant to the terms of this section. The recipient of such notice shall be deemed to have received the notice (i) on the date of delivery or the date of transmission if the notice was personally delivered or sent by facsimile transmission on a Business Day (or if not a Business Day then the next Business
Day), (ii) on the Business Day after dispatch if the notice was sent by recognized overnight delivery service with charges prepaid or (iii) five (5) days after dispatch if sent by registered or certified mail. The rejection or inability to deliver because of a change of address of which no notice has been given shall not effect the validity of any notice or demand sent in accordance with the provisions hereof. For purposes of this Agreement, notices shall be addressed as follows:

If to Buyer at:                                    If overnight to Buyer:

         Bretlin, Inc.                             Bretlin, Inc.
         P. O. Box 12542                           380 South Industrial Blvd. SW
         Calhoun, Georgia 30703                    Calhoun, GA 30701
         Attention:  Terry Clark                   Attention:  Terry Clark
         Facsimile No.: (706) 625-7608
with a required copy to:

         The Dixie Group, Inc.
         1100 South Watkins Street
         Chattanooga, Tennessee 37404
         Attention:  Gary A. Harmon
         Facsimile No.: (423) 493-7353

and a copy (which shall not constitute notice) to:

         Witt, Gaither & Whitaker, P.C.
         1100 SunTrust Bank Bldg.
         Chattanooga, Tennessee  37402
         Attention: Ralph M. Killebrew, Jr., Esq.
         Facsimile No: (423) 266-4138

If to GFI at:

         General Felt Industries, Inc.
         1000 Columbia Ave.
         Linwood, PA  19061
         Attention: Terry Kall
         Facsimile No.: (610) 859-2946

with a copy (which shall not constitute notice) to:

         Willkie Farr & Gallagher
         153 E. 53rd Street
         New York, NY  10022
         Attention:  Jack H. Nusbaum, Esq.
         Facsimile No.:  (212) 821-8111

          17.6. Press Releases and Public Announcements. No party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement or otherwise disclose any of the terms of this Agreement without the prior approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable efforts to advise the other party prior to making the disclosure). The parties acknowledge that GFI and/or its Affiliates and Buyer and/or its Affiliates may file a Form 8-K, which may include a copy of this Agreement as an exhibit, promptly following the execution of this Agreement and the Closing of the transactions contemplated hereby. The parties agree not to file any Exhibits or Schedules to such Forms 8-K unless such party determines such filing is required by law and such party has used its best efforts to notify the other party at least five (5) Business Days prior to such filing or, if not possible, as soon as practicable.

          17.7. Entire Agreement, Modification. This instrument contains the entire agreement of the parties with respect to the subject matter hereof; all previous agreements and discussions relating to the same or similar subject matter being merged herein. The parties acknowledge and agree that none of them has made any representation with respect to the subject matter of this Agreement or any representations inducing the execution and delivery hereof except as specifically set forth herein. Each of the parties hereto acknowledges that it has relied on its own judgment in entering into this Agreement. This Agreement may not be changed, amended, or modified including specifically the provisions of this paragraph, except by a writing signed by all of the parties hereto. The provisions of this paragraph may not be changed, amended, modified, terminated, or waived as a result of any failure to enforce any provision or the waiver of any specific breach or breaches thereof or any course of conduct of the parties.

          17.8. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

          17.9. Specific Performance. Each of the parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that on or prior to the Closing Date the other party shall be entitled to have awarded by the arbitrators pursuant to Section 17.3 an injunction or injunctions to prevent imminent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof and to have such award enforced in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

          17.10. Assignment. This Agreement and the rights, obligations and duties of the parties hereto shall not be assignable or otherwise transferable to any party except that the right to acquire the Purchased Assets may be assigned by Buyer to a related party of Buyer prior to the Closing; provided, however, that (a) such assignment shall not relieve the Buyer of its obligations hereunder, (b) such assignment shall not hinder or delay the Closing, and (c) such assignee assumes the obligations of Buyer hereunder.

          17.11. Binding Effect and Benefit. This Agreement shall inure to the benefit of, and shall be binding upon, the parties, their heirs, executors and administrators, successors and permitted assigns.

          17.12. Further Assurances. GFI shall on the Closing Date, and from time to time thereafter promptly at Buyer's request and without further consideration, execute and deliver to Buyer such instruments of transfer, conveyance and assignment as Buyer shall reasonably request to transfer, convey and assign more effectively the Purchased Assets to Buyer.

          17.13. Partial Invalidation. If any portion of this Agreement is held invalid, illegal or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions contained herein. In such event, this Agreement shall be construed and interpreted as if such invalid, illegal or unenforceable terms were limited to the minimum extent whereby such terms would be valid, legal and enforceable. If such limitation is not possible, this Agreement shall be construed and interpreted as if such invalid, illegal or unenforceable terms were severed and not included herein.

          17.14. Waiver. No waiver of a breach or violation of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach.

          17.15. Exhibits and Schedules. All Exhibits, Schedules and documents referred to in this Agreement shall be deemed to be incorporated herein by any reference thereto as if fully set out, yet no matter disclosed in one Schedule or Exhibit shall be deemed disclosed in another Schedule or Exhibit in the absence of an express cross-reference.

          17.16. No Third Party Beneficiaries. This Agreement shall not create any rights for the benefit of any third party.

          17.17. Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Georgia.

                                 ARTICLE XVIII.

                                  FLP GUARANTY

          18.1. Guaranty. FLP hereby irrevocably and unconditionally  guarantees
to  Buyer  the   agreements  to  be  performed  by  GFI   hereunder   (the  "GFI
Obligations").

          18.2. Nature of Guaranty. The guaranty to be provided by FLP pursuant to Section 18.1 hereof is a guaranty of payment and performance, not merely of collection. If GFI shall fail timely to perform or pay any GFI Obligation hereunder, FLP shall pay or perform such GFI Obligation as and when due. FLP hereby waives (i) promptness, diligence, notice, disclosure, demand for, presentment, protest and dishonor, and (ii) except as set forth below, any right to force Buyer to proceed first, concurrently or jointly against GFI, any other guarantor, surety or other co-obligor. Buyer hereby agrees that prior to enforcing its rights of payment and performance against FLP pursuant to Section
18.1 hereof with respect to any GFI Obligation, Buyer shall have (x) made demand on GFI to perform such GFI Obligation, (y) given GFI a reasonable opportunity to comply with such GFI Obligation, and (z) determined in its reasonable discretion that GFI has not or will not comply with such GFI Obligation.

          18.3. Limitation on Guaranty. Notwithstanding anything to the contrary contained in this Agreement, the scope of FLP's liability hereunder (as guarantor) shall in no event be greater than the scope of the liability of GFI under this Agreement. Buyer expressly agrees that the defenses available to FLP shall be no less than the defenses which are, or would have been, available to GFI.

                                  ARTICLE XIX.

                                 DIXIE GUARANTY

          19.1.   Guaranty.   Dixie  hereby   irrevocably  and   unconditionally
guarantees to GFI the agreements to be performed by Buyer hereunder (the "Buyer Obligations").

          19.2. Nature of Guaranty. The guaranty to be provided by Dixie pursuant to Section 19.1 hereof is a guaranty of payment and performance, not merely of collection. If Buyer shall fail timely to perform or pay any Buyer Obligation hereunder, Dixie shall pay or perform such Buyer Obligation as and when due. Dixie hereby waives (i) promptness, diligence, notice, disclosure, demand for, presentment, protest and dishonor, and (ii) except as set forth below, any right to force GFI to proceed first, concurrently or jointly against Buyer, any other guarantor, surety or other co-obligor. GFI hereby agrees that prior to enforcing its rights of payment and performance against Dixie pursuant to Section 19.1 hereof with respect to any Buyer Obligation, GFI shall have (x) made demand on Buyer to perform such Buyer Obligation, , (y) given Buyer a reasonable opportunity to comply with such Buyer Obligation, and (z) determined in its reasonable discretion that Buyer has not or will not comply with such Buyer Obligation.

          19.3. Limitation on Guaranty. Notwithstanding anything to the contrary contained in this Agreement, the scope of Dixie's liability hereunder (as guarantor) shall in no event be greater than the scope of the liability of Buyer under this Agreement. GFI expressly agrees that the defenses available to Dixie shall be no less than the defenses which are, or would have been, available to Buyer.

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



         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year aforesaid.

                                        GFI:

                                        GENERAL FELT INDUSTRIES, INC.

                                        By: /s/ Kenneth Fuette
                                        Kenneth Fuette

                                        FLP:

                                        FOAMEX L.P. By FMXI,  Inc., its Managing
                                           General Partner

                                        By: /s/ Kenneth Fuette
                                        Kenneth Fuette

                                        BUYER:

                                        BRETLIN, INC.

                                        By:  /s/ William N. Fry
                                        William N. Fry

                                        DIXIE:

                                        THE DIXIE GROUP, INC.

                                        By:  /s/ Glenn A. Berry
                                        Glenn A. Berry


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